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                                                                  EXHIBIT  2.01



                            STOCK PURCHASE AGREEMENT

                                     AMONG

                           BRODERBUND SOFTWARE, INC.,

                                  INTUIT INC.

                                      AND

                            PARSONS TECHNOLOGY, INC.

                                 AUGUST 6, 1997


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                            STOCK PURCHASE AGREEMENT

         This Stock Purchase Agreement (the "Agreement") is entered into on August 6, 1997 by and among Broderbund Software, Inc., a Delaware corporation ("Buyer"), Intuit Inc., a Delaware corporation ("Seller"), and Parsons Technology, Inc., a California corporation and wholly-owned subsidiary of Seller (the "Company" including its wholly owned subsidiaries), (Seller and the Company are referred to herein together as the "Sellers") and, solely for purposes of Section 8 and Section 10 of this Agreement, the Escrow Agent (as defined below). Each of the Buyer and the Sellers are referred to herein individually as a "Party" and, collectively, as the "Parties."

         WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, all of the issued and outstanding capital stock of the Company (the "Stock") following the distribution of the Assigned Assets (as defined below) and the Assumed Liabilities (as defined below) to Seller pursuant to the plan of complete liquidation as described below, in consideration of the Purchase Price (as defined below) and on the terms and conditions set forth herein (the "Acquisition").

         WHEREAS, Seller is effecting the Acquisition as part of a tax-free plan of complete liquidation of the assets of the Company for tax purposes pursuant to Section 332 of the Code (as defined below).

         WHEREAS, in connection with such Acquisition, Buyer, Seller and the Company desire to make certain representations, warranties and covenants amongst one another.

         WHEREAS, a portion of the Purchase Price payable by Buyer in connection with the Acquisition shall be placed in escrow by Buyer, as provided herein.

         NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the warranties, and covenants herein contained, the Parties hereto agree as follows.

1.       DEFINITIONS:

         "Acquisition" shall have the meaning set forth above.

         "Acquisition Proposal" shall mean any inquiry or proposal relating to
(i) any merger, consolidation, sale of substantially all of the assets of or similar transaction involving the Company, or (ii) the sale of any of the outstanding shares of capital stock of the Company (including without limitation by way of a tender offer or an exchange offer) or similar transaction involving the Company.





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         "Affiliate" shall have the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended, of the United States.

         "Affiliated Group" shall mean any affiliated group within the meaning of Code Section 1504(a) or any similar group deemed to be an affiliated group under a similar provision of state, local, or foreign law.

         "Agreement" shall have the meaning set forth in the preamble above.

         "Assigned Assets Liabilities" shall have the meaning set forth in
Section 2.1(b).

         "Assigned Assets" shall have the meaning set forth in Section 2.1(b).

         "Assumed Liabilities"shall have the meaning set forth in Section 8.1.

         "Basis" shall have the meaning set forth in Section 8.1.

         "Breach" and "Breaches" shall have the meanings set forth in Section
8.1.

         "Business" shall mean the Company's business of developing, licensing, marketing, selling and distributing consumer computer software products and related services, excluding any and all business or businesses, acts, contracts or activities related to the Assigned Assets and/or the Liabilities assumed pursuant to the Distribution, Assignment and Assumption Agreement (as defined below).

         "Buyer" shall have the meaning set forth in the preamble above.

         "Buyer's Basket" shall have the meaning set forth in Section 8.4(e).

         "Cash" shall mean cash and cash equivalents within the meaning of GAAP.

         "Chemical Substance" means any chemical substance, including but not limited to any: (i) pollutant, contaminant, irritant, chemical, raw material, intermediate, product, by-product, slag, construction debris; (ii) industrial, solid, liquid or gaseous toxic or hazardous substance, material or waste, (iii) petroleum or any fraction thereof; (iv) asbestos or asbestos-containing material; (v) polychlorinated biphenyls; (vi) chlorofluorocarbons; and, (vii) any other substance, material or waste, which is identified or regulated under any Environmental Law or Safety Law, as now in effect, or other comparable laws.

         "Closing" shall have the meaning set forth in Section 2.4.

         "Closing Date" shall have the meaning set forth in Section 2.4.





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         "Code" shall mean the Internal Revenue Code of 1986, as amended, of the United States.

         "Company" shall mean Parsons Technology, Inc. and both of its wholly owned subsidiaries, collectively.

         "Company Assets" shall have the meaning set forth in Section 2.1(a).

         "Company Agents" shall mean officers, employees and consultants of the Company.

         "Company Employee Plan" shall refer to any Company plan, scheme, program, policy, practice, contract, commitment, agreement or other arrangement providing for pension, death benefit, gratuities, superannuation, performance awards, stock or stock-related awards, share option, share participation, share incentive, profit sharing, bonus, incentive, fringe benefits, medical, dental, or other employee benefits of any kind, whether formal or informal, funded or unfunded and whether or not legally binding, including without limitation, each "employee benefit plan" within the meaning of Section 3(3) of ERISA, each "employee pension benefit plan" within the meaning of Section 3(2) of ERISA, "employee welfare benefit plan" within the meaning of Section 3(1) of ERISA, and each "multiemployer plan" within the meaning of Section 3(37) of ERISA, in each case which is or has been maintained, contributed to, or required to be contributed to, by the Company for the benefit of any Employee, and pursuant to which the Company has or may have any material liability, contingent or otherwise.

         "Confidentiality Agreement" shall mean that certain Business Evaluation Agreement between Buyer, Seller and the Company dated February 21, 1997.

         "Continuing Lease" means that certain Building Lease dated January 18, 1991, as amended by First Amendment to Building Lease dated April 17, 1991 and Second Amendment to Building Lease dated July 1, 1991, between the Company and Hiawatha Development, as such is in effect on the date of this Agreement, pursuant to which the Company leases its administrative facility located at One Parsons Drive, Hiawatha, Iowa (the "Continuing Lease Premises"). The term "Continuing Lease" does not include any modification or amendment of the Continuing Lease made after the Closing Date or any lease agreement that replaces, in whole or in part, the Continuing Lease.

         "Continuing Lease Obligation" means the Company's obligation to pay, when due under the terms of the Continuing Lease (other than when due to a breach or violation of the Continuing Lease by the Company after the Closing), fifty percent (50%) of the normal and usual rental payments due from the Company under the Continuing Lease during the remainder of the current pending term of the Continuing Lease, excluding any renewals or extensions of such lease term ("Continuing Lease Rent") minus any amounts (including without limitation any rent or other payments) payable, directly or indirectly, to the





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Company or the landlord of the Continuing Lease Premises by any future sublessee of the Continuing Lease Premises (a "Sublessee") by which the Company or Buyer, through the use of commercially reasonable efforts to sublease or otherwise mitigate or reduce such rent obligation, reduces the amount of Continuing Lease Rent payable or paid by the Company; provided however, that during any time period during which the Company and/or Buyer and/or any Affiliate of the Company or Buyer and/or any Sublessee occupy more than fifty percent (50%) of the rentable space available in the Continuing Lease Premises, the percentage of the Continuing Lease Rent payable by Seller as the Continuing Lease Obligation hereunder shall be reduced to that percentage (which shall be less than fifty percent (50%)) of the Continuing Lease Premises not used or occupied by the Company, Buyer and/or any Affiliate of the Company or Buyer and/or any Sublessee; and provided further, that the Continuing Lease Obligation shall not include any obligation to pay any amounts that become due, or whose payment is accelerated, after the Closing, as a result of (i) any breach or violation of the Continuing Lease (or any amended or modified version of the Continuing Lease) by Buyer or the Company or any of their respective Affiliates, successors or assigns; or (ii) any wrongful or tortious act, omission or other conduct by Buyer, the Company, any of their Affiliates successor or assigns or any Sublessee; or (iii) any lease agreement or other arrangement regarding the lease of the Continuing Lease Premises other than the Continuing Lease, as defined above.

         "Contract" shall have the meaning set forth in Section 3.16.

         "Disclosed Liabilities" shall have the meaning set forth in Section
7.9

         "Disclosure Letter" shall mean the Disclosure Letter of Seller dated as of the date of this Agreement as delivered to Buyer concurrently with the execution of this Agreement, which contains exceptions to Seller's representations and warranties as set forth in Section 3. Such Disclosure Letter may only be amended prior to Closing with the express written consent of Buyer.

         "Distribution, Assumption and Assignment Agreement" means the Distribution, Assumption and Assignment Agreement in the form of Exhibit A to be entered into by Seller and the Company after the Parties have entered into this Agreement pursuant to a plan of complete liquidation of the Company for tax purposes.

         "Distributor Guarantees" shall have the meaning set forth in Section 7.10.

         "Environment" shall mean real property and any improvements thereon, and also includes, but is not limited to, air (including that within man-made structures above or below ground), surface water, drinking water, groundwater, land surface, subsurface strata and water body sediments.

         "Environmental Authorizations" shall have the meaning set forth in
Section 3.23(a).





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         "Environmental Law" shall mean any statute, statutory instrument, common law, treaty, regulation or legal requirement relating to pollution, or protection or cleanup of the Environment including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, as amended, the Resource Conservation and Recovery Act, as amended, the Clean Air Act, as amended, and the Clean Water Act, as amended, relating to: (a) the Release, containment, removal, remediation, response, cleanup or abatement of any sort of any Chemical Substance; (b) the manufacture, generation, formulation, processing, labeling, distribution, introduction into commerce, use, treatment, handling, storage, recycling, disposal or transportation of any Chemical Substance; or (c) exposure of persons, including employees, to any Chemical Substance.

         "Environmental Permit" shall mean any Permit or authorization from any governmental authority required under, issued pursuant to, or authorized by, any Environmental Law.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

         "Escrow Account" shall have the meaning set forth in Section 2.2(b).

         "Escrow Agent" shall mean the person designated as the "Escrow Agent" on the Signature page attached hereto, or any other reasonably acceptable person appointed by Buyer in substitution therefor.

         "Escrow Amount" shall have the meaning set forth in Section 2.2(b).

         "Escrow Period" shall have the meaning set forth in Section 8.1.

         "Extended Buyer Claim" shall have the meaning set forth in Section
8.1.

         "Extended Seller Claim" shall have the meaning set forth in Section
8.1.

         "Extremely Hazardous Substance" shall have the meaning set forth in
Section 302 of the Emergency Planning and Community Right-to-Know Act of 1986, as amended.

         "Fiduciary" shall have the meaning set forth in ERISA Section 3(21).

         "Financial Statements" shall have the meaning set forth in Section
3.7.

         "GAAP" shall mean United States generally accepted accounting principles as in effect on the date of this Agreement.

         "HSR Act" shall have the meaning set forth in Section 3.3.





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         "Indebtedness" shall have the meaning set forth in Section 3.8.

         "Intellectual Property" shall mean (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all Patents, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, design rights and all applications, registrations, and renewals in connection therewith, (d) all mask-works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

         "IRS" shall mean the Internal Revenue Service.

         "Knowledge" shall mean the actual knowledge of the executive officers of the applicable Party.

         "Liability" shall have the meaning set forth in Section 8.1.

         "Lien" shall mean any mortgage, pledge, lien, security interest, charge, claim, equity, encumbrance, conditional sale or other title retention device or arrangement for the purpose of subjection to the payment of any Indebtedness, or restriction on the creation of any of the foregoing, whether relating to any property or right or the income or profits therefrom; provided, however, that the term "Lien" shall not include (i) statutory liens for Taxes to the extent that the payment thereof is not in arrears or otherwise due, (ii) encumbrances in the nature of zoning restrictions, easements, rights or restrictions of record on the uses of real property if the same do not materially detract from the value of the property encumbered thereby or materially impair the use of such property in the businesses of the Sellers as currently conducted, (iii) statutory or common law liens to secure landlords, lessors or renters under leases or rental agreements confirmed to the premises rented to the extent that no payment or performance under any such lease or rental agreement is in arrears or is otherwise due, (iv) deposits or pledges made in connection with, or to secure payment of, worker's compensation, unemployment insurance, old age pension programs mandated under applicable laws or other social security regulations, and (v) statutory or common law liens in favor of carriers, warehousemen, mechanics and materials, statutory or common law liens to secure claims for labor, materials or supplies and other like liens, which secure obligations to the extent that payment thereof is not in arrears or otherwise due.





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         "Loss" and "Losses" shall have the meanings set forth in Section 8.1.

         "Most Recent Balance Sheet" shall have the meaning set forth in
Section 3.7.

         "Most Recent Financial Statements" shall have the meaning set forth in
Section 3.7.

         "Officer's Indemnification Certificate" shall have the meaning set forth in Section 8.1.

         "Ordinary Course of Business" shall mean the ordinary course of a Party's business consistent with such Party's past custom and practice including with respect to quantity and frequency.

         "Party" and "Parties" shall have the respective meanings set forth in the preamble above.

         "Patent" shall mean any: (i) patent, patent application, patent disclosure or other patent right in any jurisdiction of the world; (ii) any division, continuation, continuation-in-part, reissuance, reexamination, or extension of a Patent; or (iii) any other patent right that is based upon an item described in clause (i) or (ii) of this sentence.

         "Person" shall mean an individual, a partnership, a corporation, an association, a joint stock company, a trust, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

         "Premises" shall mean the real properties that are leased by the Company under the Real Property Leases listed in Schedule 3.13(b) hereto.

         "Proceedings" shall have the meaning set forth in Section 7.5.

         "Prohibited Transaction" shall have the meaning set forth in ERISA
Section 406 and Code Section 4975.

         "Purchase Price" shall have the meaning set forth in Section 2.2.

         "Real Property Leases" shall have the meaning set forth in Section 3.13(b).

         "Release" shall mean any actual spilling, leaking, pumping, pouring, emitting, dispersing, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of any Chemical Substance into the Environment that may cause Liability under Environmental Laws (including the abandonment or discarding of barrels, containers, tanks or other receptacles containing or previously containing any Chemical Substance).





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         "Reportable Event" shall have the meaning set forth in ERISA Section
4043.

         "Returns" shall have the meaning set forth in Section 3.12(a).

         "Safety Laws" shall mean any statute, statutory instrument, common law, regulation, directive, code of practice or guidance notes, or legal requirement relating to health or safety, including but not limited to the Occupational Safety and Health Act, as amended, relating to: (a) exposure of employees of the Company to any Chemical Substance, (b) the physical structure, use or condition of a building, facility, fixture or other structure or manufacturing processes, or (c) otherwise concerning the health and safety of persons who work for the Company, whether as employees, consultants or otherwise, or persons who visit the Premises or are in any way affected by the activities of the Company or by persons who work for the Company.

         "Schedules" shall mean the Schedules of Seller delivered to Buyer concurrently with the execution of this Agreement which Schedules set forth the specific information referenced in various sections of this Agreement. The Schedules and the information contained therein shall not be deemed exceptions to any of the representations or warranties contained herein, except that they qualify Sections 3.13(b), 3.14(c)(iv), 3.21(a), 3.21(d) and 3.21(e) to the
extent set forth therein. Such Schedules may only be amended prior to Closing with the express written consent of all parties hereto. The Schedules are arranged to supplement various sections of this Agreement by corresponding or cross- referencing specific lettered and numbered Sections contained herein.

         "Securities Act" shall mean the Securities Act of 1933, as amended.

         "Securities Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

         "Seller" and "Sellers" shall have the respective meanings set forth in the preamble above.

         "Seller's Basket" shall have the meaning set forth in Section 8.3(e).

         "Stock" shall have the meaning set forth in the Preamble above.

         "Subsidiary" or "Subsidiaries" shall mean any corporation, or corporations, respectively, with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the voting stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors of such corporation.

         "Tax," "Taxation" or "Taxes" means any and all United States and other foreign taxes, whether governmental, local or municipal, assessments and other governmental or





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local or municipal charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, property transfer, franchise, withholding, stamp, payroll, recapture, employment, national insurance, social security, excise duties and rates together with all interest, penalties and additions imposed with respect to such amounts.

         "Tax Return" shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         "Trademarks" shall mean any trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all goodwill associated therewith.

2.       PURCHASE AND SALE TRANSACTION.

         2.1     Purchase and Sale of Stock.

                 (a) On the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller will sell, convey, transfer, assign and deliver to Buyer, and Buyer will purchase and acquire from Seller on the Closing Date, all of the Stock (and as a result thereof, all right, title, and interest to any and all assets of the Company included in the assets listed on the Most Recent Balance Sheet of the Company, except (i) those assets disposed of or consumed in the Ordinary Course of Business since the date of the Most Recent Balance Sheet, (ii) the Assigned Assets and (iii) those assets whose disposition prior to the Closing is described in the Disclosure Letter (the "Company Assets")), in exchange for the Purchase Price.

                 (b) The Parties acknowledge and agree that, immediately prior to the effectiveness of the Closing, pursuant to a plan of complete liquidation of the Company for tax purposes and the Distribution, Assignment and Assumption Agreement, which will be entered into by the Company and Seller after the Parties have entered into this Agreement, certain assets of the Company as set forth on Schedule 2.1(b)-1 (the "Assigned Assets") will be distributed to Seller, and those liabilities related to the Assigned Assets and assumed by Seller under the Distribution, Assignment and Assumption Agreement (the "Assigned Assets Liabilities") will be assumed by Seller and accordingly, the Assigned Assets will not be owned by the Company at the Closing and thus will not be acquired, directly or indirectly, by Buyer pursuant to its purchase of the Stock hereunder. The Parties further acknowledge and agree that Seller will assume all of the Assumed Liabilities (as defined in Section 8.1) effective as of the Closing, except that Seller will have assumed the Assigned Assets Liabilities effective immediately prior to the effectiveness of the Closing.

                 (c) The Acquisition will be treated as a deemed asset sale transaction for Tax purposes by virtue of the Parties making the appropriate Code Section 338(g) and





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338(h)(10) elections, as specified in Sections 6.1(r) and 6.2(m) of this
Agreement. The Parties agree to report the Acquisition in the manner described in the preceding sentence and none of the Parties will take any Tax position inconsistent therewith in any Tax return or otherwise.

         2.2 Purchase Price. Buyer agrees to pay to the Seller on the Closing Date the purchase price (the "Purchase Price") as follows:

                 (a) Total Cash from Buyer. At the Closing, an aggregate of U.S. $31,000,000 in cash, less the Escrow Amount set forth in Section 2.2(b) below, by wire transfer to the Seller pursuant to wire transfer instructions delivered by Seller to Buyer not less than 24 hours prior to the Closing.

                 (b) Escrow Amount. At the Closing, an aggregate of U.S. $4,650,000 (the "Escrow Amount") of such $31,000,000 Purchase Price in cash payable by Buyer shall be placed by Buyer into an escrow account (the "Escrow Account"), such amount to be payable by wire to the Escrow Agent contemporaneously with the Closing, to be held in escrow pursuant to the provisions of Section 8 herein.

         2.3 Transfer Tax. Seller shall bear and pay any transfer Taxes (other than any sales or use tax), documentation charges, recording fees or similar charges, fees or expenses that may become payable in connection with the sale of the Stock and the Acquisition, and Seller shall bear and pay any such Taxes (including sales and use Taxes) arising from the distribution of the Assigned Assets and Assigned Assets Liabilities pursuant to the Distribution, Assignment and Assumption Agreement).

         2.4 The Closing. Subject to the terms and conditions of this Agreement, the closing of the sale of the Stock by Seller to Buyer and the other transactions contemplated by this Agreement (the "Closing") shall take place immediately after (i) the distribution of the Assigned Assets and the Assigned Assets Liabilities from the Company to Seller pursuant to the Distribution, Assignment and Assumption Agreement and the plan of complete liquidation of the Company referred to herein and (ii) the satisfaction and/or waiver of all conditions listed in Section 6 hereof. Subject to compliance with the foregoing, the Closing shall take place effective immediately after the close of business, Pacific Time, on August 6, 1997 (the "Closing Date"). The Closing shall take place at the offices of Wilson, Sonsini, Goodrich & Rosati, Professional Corporation, in Palo Alto, California.

         2.5 Deliveries at the Closing. At the Closing, the following shall occur:

                         (i)      Seller will deliver to Buyer the stock
certificate(s) representing the Stock.





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                        (ii)      Seller will deliver to Buyer the various
certificates, instruments, and documents referred to in Section 6.1 below;

                       (iii) Seller will execute, acknowledge (if appropriate), and deliver to the Buyer such other instruments of sale, transfer, conveyance, and assignment of the Stock as Buyer and its counsel may reasonably request;

                        (iv) Buyer will deliver (a) the Purchase Price (less the Escrow Amount) to Seller and (b) the Escrow Amount to the Escrow Agent, each as specified in Section 2.2 above;

                         (v)      Buyer will deliver to Seller the various
certificates, instruments and documents referred to in Section 6.2 below;

                        (vi) Buyer and Seller shall deliver or cause to be delivered to one another such other instruments and documents as are reasonably necessary or appropriate to evidence the due execution, delivery and performance of this Agreement; and

         At any time, and from time to time after the Closing, at the reasonable request of Buyer and without further consideration, Seller, at Buyer's sole cost and expense, will execute and deliver such other instruments of sale, transfer, conveyance, assignment and confirmation and take such lawful action as Buyer may reasonably determine is necessary to transfer, convey and assign to the Buyer, and to confirm the Buyer's title to or interest in the Stock, to put the Buyer in actual possession and operating control of the Business and to assist the Buyer in exercising all rights with respect thereto.

3.       REPRESENTATIONS AND WARRANTIES OF SELLER.

         Seller represents and warrants to Buyer that the statements contained in this Section 3 are true and correct as of the date of this Agreement and, if the Closing Date is different than the date of this Agreement, will be true and correct as of the Closing Date (as though made as of the Closing Date and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3), except (i) for changes pursuant to the conduct of the business of the Company occurring prior to the Closing in conformity with this Agreement (including the Exhibits attached hereto) or (ii) as specifically set forth in the Disclosure Letter, or (iii) for changes in the Company or its business resulting from the distribution of the Assigned Assets and the Assigned Assets Liabilities to Seller pursuant to the Distribution, Assignment and Assumption Agreement.

         3.1 Organization of the Sellers. Each of the Sellers is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. Seller is qualified to transact business as a foreign corporation in the State of California and is a foreign corporation in good standing under the laws of the State of California. The Company





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is, or at or prior to the Closing Date will be, duly qualified to transact business as a foreign corporation in good standing under the laws of each jurisdiction where such qualification is required and in which the Company's failure to be so qualified would have a material adverse effect on the Company's Business, financial condition or results of operations. The Company has full power and authority, and all licenses, permits and authorizations necessary to carry on the Business and to own and use the Company Assets and properties owned and used by it except those that will be distributed to Seller pursuant to the Distribution, Assignment and Assumption Agreement. Neither of the Sellers is in default under or in violation of any provision of its respective articles (or certificate) of incorporation or bylaws.

         3.2 Authorization of Transaction. Each of the Sellers has full corporate power and authority to execute and deliver this Agreement and to perform its respective obligations hereunder. Without limiting the generality of the foregoing, the board of directors of Seller has duly authorized the execution, delivery, and performance of this Agreement by Seller, and the board of directors of the Company has duly authorized the execution, delivery and performance of this Agreement by the Company. This Agreement constitutes the valid and legally binding obligation of Seller and the Company, enforceable against Seller and the Company in accordance with its terms and conditions, subject to the effect of bankruptcy or similar insolvency laws affecting the rights of creditors generally and the availability of specific enforcement, injunctive relief and other equitable remedies.

         3.3 Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which either of the Sellers is subject or any provision of any charter documents or bylaws of either Seller or
(ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Company is a party or by which the Company is bound or to which any of the Company's assets (other than any of the Assigned Assets) is subject (or result in the imposition of any Lien upon any of the Company's assets other than any of the Assigned Assets). Neither of the Sellers is required by any law to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement except for the lapsing of the waiting period under 16 C.F.R. Section 800 et. seq. (the "HSR Act") without commencement of any action to enjoin the transaction on the part of the Federal Trade Commission or the Department of Justice.

         3.4 Brokers' Fees. Neither of the Sellers has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated.

         3.5     Title to Stock.

                 (a) The Seller is the sole holder of outstanding capital stock of the Company as of the date hereof.

                 (b) The Seller has good and marketable title to the Stock; such shares of stock are free and clear of any Liens (as defined herein) and free from any restriction on sale or transfer (other than restrictions imposed by applicable securities laws), preemptive right, option, warrant or any other claim of any kind or nature whatsoever by any person other than the registered owner thereof. The delivery of the Shares to Buyer pursuant to this Agreement upon Closing will transfer to Buyer legal and valid title to the Shares being acquired free and clear of all Liens, or other claims of any kind or nature whatsoever.

         3.6 Subsidiaries. The Company owns all of the issued and outstanding stock of Go Direct, Inc., an Iowa corporation and Parsons Ltd., a U.K. corporation, and does not control, directly or indirectly or have any direct or indirect equity participation in any other corporation, partnership, trust or other business association.

         3.7 Pro Forma Adjusted Financial Statements. Schedule 3.7 sets forth the following unaudited pro forma adjusted financial statements of the Company as a business unit of Seller (collectively, the "Financial Statements"): (i) an unaudited pro forma adjusted balance sheet at July 31, 1996 and pro forma adjusted statements of income and cash flows for the fiscal year ended July 31, 1996 and (ii) an unaudited pro forma adjusted balance sheet of the Company as of June 30, 1997 (the "Most Recent Balance Sheet") and pro forma adjusted statements of income and cash flows for the 11 month period ended June 30, 1997 (the Most Recent Balance Sheet and such 11 month unaudited pro forma adjusted statements of income and cash flows being hereinafter referred to as the "Most Recent Financial Statements"). The Financial Statements, specifically including the Most Recent Financial Statements, have been derived from unaudited financial statements of the Company as a business unit of Seller that were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, and have been adjusted in accordance with the assumptions, qualifications and adjustments expressly set forth in the Financial Statements on a pro forma basis that excludes the assets, liabilities, revenues, expenses and other financial statement items related to the business associated with the Assigned Assets and certain of the Assigned Assets Liabilities to be assumed by Seller pursuant to the Distribution, Assignment and Assumption Agreement for all periods covered by the Financial Statements, as provided therein. Subject to the adjustments, assumptions and qualifications set forth therein, the Financial Statements present fairly the financial condition and the results of operations of the Company as of the date or dates of such Financial Statements and for the periods covered thereby on the pro forma adjusted basis described herein and in the Financial Statements and, subject to such pro forma adjustments, assumptions and qualifications, are consistent with the books and records of the Company that pertain to the Business of the Company, other than any business related to the Assigned

Assets or the Assigned Assets Liabilities assumed pursuant to the Distribution, Assignment and Assumption Agreement (which books and records are correct and complete in all material respects) except for normal year-end adjustments which will not be material.

         3.8 Indebtedness Guarantees. Except as set forth on the Most Recent Financial Statements, the Company does not have any indebtedness for money borrowed or for the deferred purchase price of property or services, or capital lease obligations, or conditional sale or other title retention agreements relating to the Business ("Indebtedness") and is not a guarantor or otherwise liable for any Liability or obligation of any other Person for any matter which relates to or affects or will affect the Business.

         3.9 Absence of Changes. Since the Most Recent Balance Sheet date and except as set forth in Section 3.9 of the Disclosure Letter, there has not been any material adverse change in the Business, financial condition, operations or results of operations of the Company, except for any such change arising from the assignment of the Assigned Assets and the assumption of the Assigned Assets Liabilities by Seller pursuant to the Distribution, Assignment and Assumption Agreement. Without limiting the generality of the foregoing, since such date, except as set forth in the Disclosure Letter or the Distribution, Assignment and Assumption Agreement, and except for the distribution of the Assigned Assets to Seller and the assumption of the Assigned Assets Liabilities by Seller:

                 (a) The Company has not sold, leased, transferred, or assigned any of its assets, tangible or intangible other than in the Ordinary Course of Business;

                 (b) The Company has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) relating to the Business other than in the Ordinary Course of Business;

                 (c) no party (including the Company) has accelerated, terminated, modified or canceled any agreement, contract, lease or license (or series of related agreements, contracts, leases and licenses) involving individually more than $15,000 to which the Company is a party or by which the Company is bound;

                 (d) The Company has not imposed, or agreed to, or suffered the imposition of any Lien in excess of $25,000 upon any of its assets, tangible or intangible;

                 (e) The Company has not made any capital expenditure (or series of related capital expenditures) involving more than $25,000, or

                 (f) The Company has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans and acquisitions) involving individually more than $10,000 other than pursuant to agreements with suppliers that were entered into in the Ordinary Course of Business;

                 (g) The Company has not issued any note, bond or other debt security or created, incurred, assumed or guaranteed any indebtedness for borrowed money or capitalized lease obligation either involving more than $10,000 individually or $30,000 in the aggregate;

                 (h) The Company has not canceled, compromised, waived or released any right or claim (or series of related rights and claims) involving more than $15,000;

                 (i) The Company has not granted any license or sublicense of any rights under or with respect to any Intellectual Property other than "shrink wrap" or site licenses to end-users;

                 (j) There has been no change made or authorized in the Articles of Incorporation or bylaws of the Company;

                 (k) The Company has not issued, sold or otherwise disposed of any of its capital stock, or granted any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock;

                 (l) Except for the authorization of a plan of complete liquidation and the distribution of the Assigned Assets and the Assigned Assets Liabilities to Seller as part thereof, the Company has not declared, set aside or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased or otherwise acquired any of its capital stock;

                 (m) The Company has not experienced any damage, destruction or loss (whether or not covered by insurance) to its property in excess of $10,000;

                 (n) The Company has not made any loan to any of its directors, officers or employees, or entered into any other compensation transaction with any of its directors, officers and employees that is not at least partially deductible for Tax purposes;

                 (o) The Company has not entered into any employment or severance agreement or arrangement (other than pursuant to the Company's standard services agreement terms and conditions in the Ordinary Course of Business), written or oral, or modified the terms of any existing such contract or agreement;

                 (p) The Company has not granted any increase in the base compensation of any of its directors, officers and employees;

                 (q) The Company has not adopted, amended, modified or terminated any Seller Employee Plan for the benefit of any of its directors, officers and employees;

                 (r) The Company has not made any other change in employment terms for any of its directors, officers and employees or entered into any collective bargaining agreement, except as described in Section 3.9(r) of the Disclosure Letter.

                 (s) The Company has not made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business; and

                 (t) The Company has not committed to any of the foregoing.

         3.10 Absence of Undisclosed Liabilities. The Company has no debts or liabilities (and to the Sellers' Knowledge there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against the Company giving rise to any such Liability) except for (i) debts and liabilities as are reflected in the Most Recent Financial Statements and (ii) debts and liabilities arising in the Ordinary Course of Business after the Most Recent Balance Sheet Date.

         3.11 Legal and Other Compliance. The Company has complied in all material respects with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of the United States federal, state, local, and other foreign governments (and all agencies thereof) and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against the Company alleging any failure so to comply.

         3.12    Taxes.

                 (a) The Company has accurately prepared and duly filed all tax returns and given or delivered all material information, accounts, notices, computations, statements and reports required to be filed, given or delivered by the Company under any applicable legislation or regulations relating to Taxation (whether of the United States or elsewhere in the world) ("Returns") and relating to any and all Taxes attributable to the Company or its operations, or for which the Company is liable or has become liable, such Returns are true and correct in all material respects and show all amounts paid or required to be paid, and have been completed in accordance with applicable law in all material respects. All taxes payable on the Returns have been paid in full on a timely basis. The Company has duly and punctually withheld or paid, all income tax, social security and other Taxes the Company is required to withhold or pay with respect to its employees, independent contractors, or other third parties.

                 (b) The provisions or reserves for the Company's Taxes reflected in the Most Recent Balance Sheet are sufficient to discharge the Taxes for all periods (or the portion of any period) ending on or prior to the date of such Most Recent Balance Sheet, whensoever payable.

                 (c) No material Tax liability has been incurred by the Company since the date of the Most Recent Balance Sheet other than in the Ordinary Course of Business and adequate provision has been or will be made for all Tax Liabilities incurred since that date through the Closing Date in accordance with GAAP.

                 (d) The Company does not have, or prior to the Closing will not have, any Tax, nor is there any Tax deficiency outstanding, proposed or assessed, for which adequate provision has not been made in the Most Recent Balance Sheet, nor has the Company executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax. No dispute, audit or other examination or investigation of the Tax affairs of the Company is presently in progress. Except to the extent reflected on the Most Recent Balance Sheet, the Company does not have any Liability for unpaid Taxes, whether asserted or unasserted, known or unknown, contingent or otherwise and there is no basis for the assertion of any such Liability attributable to the Company, its assets or operations except for any Liability for Taxes incurred in the Ordinary Course of Business since the date of the Most Recent Balance Sheet that are not yet due and payable to the applicable taxing authority. There are (or immediately following the Closing, there will be) no Liens on the assets of the Company relating to or attributable to Taxes.

         3.13    Property, Plant and Equipment.

                 (a) Schedule 3.13(a) lists and describes all real property owned by the Company;

                 (b) Schedule 3.13(b) lists and describes all real property leased or subleased to the Company. The Company has delivered to Buyer correct and complete copies of the leases and subleases listed on Schedule 3.13(b) (the "Real Property Leases"). Except as set forth on Schedule 3.13(a), with respect to each of the Real Property Leases listed on Schedule 3.13(b):

                         (i)      the lease or sublease is legal, valid,
binding, enforceable against the Company and, to the Seller's Knowledge, against the other party thereto, subject to the effect of bankruptcy or similar insolvency laws affecting the rights of creditors generally and the potential unavailability of specific enforcement, injunctive relief and other equitable remedies, and is in full force and effect;

                        (ii) upon obtaining any required consents of the landlord to assignment or transfer of such lease or sublease necessitated by the transactions contemplated by this Agreement, the lease or sublease will continue to be legal, valid, binding, enforceable against the Company and, to the Seller's Knowledge, against the other party thereto, subject to the effect of bankruptcy or similar insolvency laws affecting the rights of creditors generally and the potential unavailability of specific enforcement, injunctive relief and other equitable remedies, and in full force and effect on identical terms following the consummation of the Acquisition contemplated hereby;

                       (iii) neither the Company nor, to the Knowledge of the Sellers, the other party to the lease or sublease is in breach or default thereof;

                        (iv) to the Knowledge of the Company, no party to such lease or sublease has overtly repudiated any provision thereof;

                         (v)      The Company has not assigned, transferred,
conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold;

                        (vi) all facilities leased or subleased under the Real Property Leases have received all approvals of governmental authorities (including licenses and permits) required in connection with the operation thereof as conducted by the Company and have been operated and maintained in accordance with applicable laws, rules, and regulations in all material respects;

                       (vii) all facilities leased or subleased under the Real Property Leases are supplied with utilities and other services reasonably necessary for the operation of said facilities.

                 (c) The Company does not use or occupy any premises other than the Premises and the real property described in Schedules 3.13(a) and 3.13(b).

                 (d) The Company is in physical possession and actual occupation of the whole of the Premises on an exclusive basis and no right of occupation or enjoyment has been acquired by any third party or has been granted or agreed to be granted to any third party.

                 (e) All monies due to each lessor or sublessor under each of the Real Property Leases (whether or not reserved as rent) to which the Company is a party or by which the Company is bound have been paid and none have been commuted, waived or paid in advance of the due date for payment.

                 (f) The Premises are not subject to the payment of any outgoings other than uniform business rates and water rates (and (in the case of leaseholds) rent (inclusive of payments of taxes, insurances and operating costs), insurance premiums, service charges and leasehold and subleasehold expenses) and all outgoings have been paid when due and none are disputed under the leases.

                 (g) All covenants, restrictions, stipulations and other encumbrances affecting the Premises, to the extent they have been affirmatively agreed to by the Company, have been observed and performed in all material respects.

                 (h) There are no current or existing facts or circumstances which (with or without the taking of other action) would entitle any third party to exercise a right of entry or forfeiture or to take possession or which would in any other way affect or restrict the continued possession, enjoyment or use of any of the Premises for its present purpose for the duration of the term of the lease or sublease.

                 (i) All buildings and structures comprised in the Premises are in a good state of repair and condition, reasonable wear and tear excepted.

         3.14    Intellectual Property.

                 (a) The Company owns or has the right to use pursuant to license, sublicense, agreement or permission all Intellectual Property reasonably necessary for the operation of the Business as such is currently conducted. Each item of Intellectual Property owned or used by the Company immediately prior to the Closing (other than any of the Assigned Assets) hereunder will, immediately after the Closing, be owned or available for use by the Buyer and the Company on identical terms and conditions as owned or available for use by the Company prior to the Closing subject to obtaining any required consents disclosed in Section 3.29 of the Disclosure Letter. The Company has taken all commercially reasonable actions to maintain and protect each item of Intellectual Property that the Company owns or uses.

                 (b) The Company does not infringe upon, misappropriate, or use without a required license, any Intellectual Property rights of third parties, nor has the Company received any written charge, complaint, claim, demand, or notice alleging that the operation of the Business gives rise to any such infringement, misappropriation, or misuse that has not previously been finally resolved (including any claim that the Company must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of the Sellers, no third party has infringed upon, misappropriated, or otherwise misused any Intellectual Property rights of the Company.

                 (c) Schedule 3.14(c) identifies each issued patent, and each registered copyright, trademark, trade name, mask work, service mark or other registration which has been issued to the Company by any governmental entity with respect to any of its Intellectual Property, identifies each pending patent application or application or other registration which the Company has made with respect to any of its Intellectual Property, and identifies each license, agreement, or other permission currently in effect pursuant to which the Company has granted to any third party rights with respect to any of the Company's Intellectual Property (together with any exceptions) other than shrink wrap licenses to end users. The

Sellers have delivered to Buyer correct and complete copies of all such issued patents, and registered copyrights, trademarks, trade names, mask works, service marks, registrations, applications, licenses, agreements, and permissions (as amended to date) and have made available to the Buyer correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. With respect to each item of Intellectual Property required to be identified on Schedule 3.14(c), except as set forth in Section 3.14(c) of the Disclosure Letter:

                         (i)      the Company possesses all right, title, and
interest in and to the item, or has the valid right to use the item, free and clear of any Lien or license;

                        (ii) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

                       (iii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand has been filed or, to the Knowledge of the Sellers, is threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and

                        (iv) except for indemnification provided in connection with agreements set forth on Schedule 3.14(c) and Schedule 3.16, the Company has not agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

                 (d) Schedule 3.14(d) lists the items of Intellectual Property that any third party owns and that the Company uses pursuant to license, sublicense, agreement, or permission other than pursuant to shrinkwrap software licenses or site licenses. The Company has delivered to Buyer correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). Except as described in Section 3.14(d) of the Disclosure Letter, with respect to each item of Intellectual Property required to be identified on Schedule 3.14(d):

                         (i)      the license, sublicense, agreement, or
permission covering the item is legal, valid, binding, enforceable against the Company and, to the Knowledge of the Sellers, against the other party thereto, and in full force and effect, subject to the effect of bankruptcy or similar insolvency laws affecting the rights of creditors generally and the potential unavailability of specific enforcement, injunctive relief and other equitable remedies;

                        (ii) the license, sublicense, agreement, or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms immediately following the consummation of the transactions contemplated hereby;

                       (iii) neither the Company, nor to the Knowledge of the Sellers, any other party to the license, sublicense, agreement, or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                        (iv) to the Knowledge of the Sellers, no party to the license, sublicense, agreement, or permission has overtly repudiated any provision thereof;

                         (v)      with respect to each such sublicense, the
representations and warranties set forth in subsections (i) through (iv) above are true and correct with respect to the underlying license;

                        (vi) the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

                       (vii) no action, suit proceeding, hearing, investigation, charge, complaint, claim, or demand has been filed against either of the Sellers or, to the Knowledge of the Sellers, any owner of such Intellectual Property or, to the Knowledge of the Sellers, is threatened which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property;

                      (viii) the Company has not granted any sublicense or similar right with respect to the license, sublicense, agreement or permission other than pursuant to shrink wrap licenses or site licenses to end users; and

                        (ix) the item of Intellectual Property does not, infringe upon, misappropriate, or otherwise misuse any Intellectual Property rights of third parties as a result of the continued operation of the Business.

         3.15 Inventories. The inventory of the Company consists of raw materials and supplies, manufactured and purchased parts, goods in process, and finished goods, all of which is merchantable and fit for the purpose for which it was procured or manufactured, and none of which is obsolete, damaged, or defective, subject only to the reserve for inventory write down reflected in the Most Recent Balance Sheet as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company.

         3.16 Contracts. Schedule 3.16 lists the following currently effective contracts and other agreements (the "Contracts") to which the Company is a party other than those that are required to be listed in any Schedule called for by Section 3.13 or Section 3.14 of this Agreement:

                 (a) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $25,000 per annum;

                 (b) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, or result in a loss in excess of $10,000 on completion of performance, or involve consideration in excess of $10,000;

                 (c) any agreement concerning the participation of the Company in a partnership or joint venture;

                 (d) any agreement (or group of related agreements) under which the Company has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $25,000 or under which it has imposed a Lien on any of its assets, tangible or intangible (other than liens given in the Ordinary Course of Business relating to the sale of goods and provision of services);

                 (e) any agreement concerning a commitment of confidentiality or noncompetition by the Company;

                 (f) any currently effective profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of the Company's current or former directors, officers, and employees (other than plans or arrangements of Seller as to which the Company and Buyer do not have and shall not incur any Liability);

                 (g) any collective bargaining agreement binding on the Company;

                 (h) any currently effective written agreement for the employment by the Company of any individual on a full-time, part-time, consulting or other basis;

                 (i) any agreement under which the Company has advanced or loaned any amount in excess of $1,000 (excluding normal advances or loans associated with travel and meal expenses advanced in the Ordinary Course of Business) to any of its directors, officers, and employees;

                 (j) any agreement pursuant to which the Company has an obligation to pay royalties or make other payments in connection with the sale of products or services by the Company in the Ordinary Course of Business;

                 (k) any other agreement (or group of related agreements) the performance of which involves payment by the Company of consideration in excess of $100,000.

                 (l) any agreement, written or oral, between Seller and the Company.

         The Company has delivered to the Buyer a correct and complete copy of each written agreement listed on Schedule 3.16 and a written summary setting forth the terms and conditions of each oral agreement referred to in this
Section 3.16. With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect with respect to the Company, subject to the effect of bankruptcy or similar insolvency laws affecting the rights of creditors generally and the potential unavailability of specific enforcement, injunctive relief and other equitable remedies and, to the Knowledge of the Sellers is a legal, valid, binding and enforceable agreement of the other party(ies) thereto, subject to the effect of bankruptcy or similar insolvency laws affecting the rights of creditors generally and the potential unavailability of specific enforcement, injunctive relief and other equitable remedies; and (B) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect after consummation of the Acquisition (subject only to the receipt of applicable consents set forth in Section 3.29 of the Disclosure Letter and, subject to the effect of bankruptcy or similar insolvency laws affecting the rights of creditors generally and the potential unavailability of specific enforcement, injunctive relief and other equitable remedies) on identical terms immediately following the consummation of the transactions contemplated hereby and, to the Knowledge of the Sellers, will be a legal, valid, binding and enforceable agreement of the other party(ies) thereto, subject to the effect of bankruptcy or similar insolvency laws affecting the rights of creditors generally and the potential unavailability of specific enforcement, injunctive relief and other equitable remedies; and (C) the Company is not, and to the Knowledge of the Sellers, no other party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration, under the agreement; and (D) to the Knowledge of the Sellers, no party has overtly repudiated any provision of the agreement.

         3.17 Notes and Accounts Receivable. All notes and accounts receivable of the Company shown on the Most Recent Balance Sheet are reflected properly on the Company's books and records, are valid receivables subject to no valid setoffs or counterclaims, are current and collectible, subject only to bankruptcy proceedings and the reserve for bad debts reflected in the Most Recent Balance Sheet as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company.

         3.18 Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Company.

         3.19 Litigation. Section 3.19 of the Disclosure Letter sets forth each instance in which the Company (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or, to the Knowledge of the Sellers, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator.

         3.20 Product Warranties; Defects; Liability. Each product manufactured, sold, leased, or delivered by the Company (other than any product included in the Assigned Assets) has been in substantial conformity with all applicable contractual commitments and all express warranties made by the Company, and the Company has no Liability other than an Assumed Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability other than an Assumed Liability) for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty claims reflected in the Most Recent Balance Sheet as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and labor costs associated with warranty repairs which are immaterial. No product (other than any product included in the Assigned Assets) manufactured, sold, leased, or delivered by the Company is subject to any guaranty, warranty, or other indemnity beyond the Company's applicable standard terms and conditions of sale or lease or beyond that implied or imposed by applicable law.

         3.21    Employees.

                 (a) The names of all Company Agents as of the date hereof are set out on Schedule 3.21(a)-1. Except as set forth in Section 3.21(a) of the Disclosure Letter, such Company Agent and each person who was a Company Agent immediately prior to the implementation of the reduction in the Company's workforce announced by the Company on May 29, 1997, has executed: (i) a confidentiality agreement in the form set forth on Schedule 3.21(a)-2 and
(ii) an inventions assignment agreement in the form set forth on Schedule 3.21(a)-3. No Company Agent has any rights (including but not limited to the right to receive royalties or other payments from any of the Sellers in exchange for licenses or other grants of rights to any Intellectual Property) to any of the Company's Intellectual Property.

                 (b) Except as set forth in Section 3.21(b) of the Disclosure Letter, to the Knowledge of the Sellers, no officer or management employee has any plans to voluntarily terminate employment with the Company. The Company is not a party to or bound by any collective bargaining agreement, nor has the Company experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. The Company has not committed any unfair labor practice. Neither of the Sellers has any Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Company.

                 (c) There is not now outstanding any contract of service or for services between the Company and any Company Agent providing for annual compensation in excess of $30,000 which is not terminable by the Company at any time without compensation (other than normal severance in the Ordinary Course of Business).

                 (d) Except for the Company Agents who have been or shall be terminated or receive notice of termination and who are identified on
Schedule 3.21(d), to the Knowledge of the Sellers, no present Company Agent has given or received notice from the Company terminating his employment or appointment.

                 (e)      Except for Company Employee Plans identified in
Schedule 3.22(a), there are no loans or other benefits enjoyed by any Company Agent in consideration of such person's employment with, or providing service to, the Company.

                 (f) Except as set forth in Section 3.21(d) of the Disclosure Letter, and except to the extent (if any) to which provision or allowance therefor has been made in the Financial Statements, no Liability has been incurred by the Company to make any redundancy payments or any protective awards or to pay damages or compensation for wrongful or unfair dismissal or for failure to comply with any order for the reinstatement or re-engagement of any employee and no gratuitous payment has been made or promised by the Company in connection with the actual or proposed termination or suspension of employment or variation of any contract of employment of any present or former director or employee.

                 (g) There are no claims filed or, to the Knowledge of the Sellers, threatened against the Company (and neither of the Sellers is aware of any circumstance which could reasonably be expected to give rise to the making of any such claim) by any employee or former employee or workman or third party in respect of an accident or injury which is not fully covered by insurance or by any employee, former employee, director or former director in relation to the terms and conditions of employment or appointment.

         3.22    Employee Benefits.

                 (a) Plans. Schedule 3.22(a) contains an accurate and complete list of each Company Employee Plan. The Company has made no commitment to establish any new Company Employee Plan.

                 (b) Documents. The Sellers have provided to Buyer (i) correct and complete copies of all documents embodying or relating to each Company Employee Plan including all amendments thereto and written interpretations thereof; (ii) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets; (iii) all taxing or other governmental authority determination letters and rulings relating to Company Employee Plans; and (iv) all communications material to any employee relating to any Company Employee Plan, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material Liability to either of the Sellers.

                 (c) Company Employee Plan Compliance. (i) The Company has performed, in all material respects all obligations required to be performed by the Company under the Company Employee Plans and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations; (ii) there are no actions, suits or claims which have been filed, or, to the Knowledge of the Sellers, threatened or anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan; and (iii) each Company Employee Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without liability to the Company, Buyer or their respective Affiliates (other than ordinary administration expenses typically incurred in a termination event); and (iv) there are no inquiries or proceedings which have been filed, or, to the Knowledge of the Sellers, threatened by any governmental authority with respect to any Company Employee Plan.

                 (d)      Certain Plans.  Other than the plans listed on
Schedule 3.22(a), the Company does not now, nor has it ever, maintained, established, sponsored, participated in, or contributed to, any Company Employee Plan which is subject to ERISA or Section 412 of the Code.

         3.23    Environment, Health, and Safety.

                 (a) In addition to the definitions set forth in Section 1, for purposes of this Section 3.23: "Environmental Authorizations" means any permits, licenses, consents or other authorizations required under any Environmental Laws for the operation of the Business or the occupation or use of the Premises;

                 (b) All Environmental Authorizations are in full force and effect and no work or other investment is necessary to maintain any such authorizations and there are no facts or circumstances currently in existence which may lead to revocation, suspension, variation or non-renewal of such authorizations.

                 (c) There are no processes being carried on or which have been carried on at any time at the Premises by the Company which would require any Environmental Authorization under any Environmental Law.

                 (d) The Company has never been required to hold, nor has the Company held or applied for a waste disposal license or waste management license under any Environmental Laws.

                 (e) Except for retail cleaning solvents and normal office supplies, no poisonous, noxious, polluting, unauthorized, dangerous or environmentally harmful substances or articles, whether or not the same would be designated as "controlled waste" or "special waste" under any Environmental Laws, have been produced, treated, kept at or deposited on the Premises by the Company or have been released or discharged by the Company from the Premises including (for the avoidance of doubt but not further or otherwise) into any public sewer or into any drain or sewer communicating with a public sewer from the Premises.

                 (f) There are no deficiencies in the waste disposal arrangements now or at any time carried on by the Company at or in respect of the Business or Premises which cause the Company to fail to comply with any existing or proposed Environmental Laws.

                 (g) All information provided by and on behalf of the Sellers to any statutory authority and all records and data required to be maintained by the Company under the provisions of any Environmental Laws regarding the operation of the Business or any processes carried on at or emissions, discharges or waste disposal from the Premises is complete and accurate.

                 (h) There have been no uncured complaints or disputes regarding the use of the Premises, noise generated by the Company on the Premises, the release of any substances from the Premises and, to the Knowledge of the Seller, there are no existing facts or circumstances which are likely to lead to any such complaint or dispute.

                 (i) There is no actual or contingent liability to make good, repair, reinstate or clean up the Premises or any land or buildings formerly owned or occupied by the Company and no act, omission or circumstance has given or prior to the Closing is likely to give rise in the future to any such claim, investigation or other proceedings or any such liability under any Environmental Laws.

                 (j) The Company has complied with all Environmental Laws and Safety Laws and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed, served on and commenced against the Company alleging any failure so to comply.

                 (k) The Company has not received any written prohibition or improvement notices from any enforcement body, including and the relevant local authority, with regard to breaches of Safety Laws.

                 (l) There have been no claims, investigations or proceedings against or, to the Knowledge of Sellers, overtly threatened against the Company or any of its directors, officers or employees in respect of accidents, injuries, illness, disease or any other harm to the health and safety of employees, contractors or any other persons caused by breaches of or otherwise and there are no facts or circumstances which may lead to any such claims, investigations or proceedings.

                 (m) The Company has reasonably adequate employers liability and public liability insurance covering the Business. Schedule 3.23(m) lists and describes such insurance policies. No claims in respect of health and safety have been made or are contemplated under such insurance policies.

         3.24 Affiliated Transactions. No Affiliates of the Company owns any asset, tangible or intangible, which is used in the Business.

         3.25 Government Contracts. The Company is not, and has not directly been a party to any contract or arrangement with any government agency relating to the Business.

         3.26 Distributors, Products, and Suppliers. Schedule 3.26 sets forth a complete and accurate list of (a) the twenty largest distributors and resellers for the Company's products (by dollar volume for the time period of August 1, 1996 through June 30, 1997 (the "Measure Period") indicating the written contractual arrangements, if any, with each such distributor or reseller and the dollar volume of products distributed during the Measure Period, (b) the twenty largest products (by gross sales) of the Company (excluding products included in the Assigned Assets and Intuit products) during the fiscal year ended July 31, 1996 and (c) suppliers of material product development services to the Company that are material to the Company's Business.

         3.27 No Illegal Payments, Etc. Neither the Company nor, to the Seller's knowledge, any of the Company's officers, employees, agents or Affiliates has: (a) directly or indirectly given or agreed to give any illegal gift, contribution, payment or similar benefit to any supplier, customer, governmental official or employee or other person who was or is in a position to help or hinder the Business (or assist in connection with any actual transaction) or made or agreed to make any illegal contribution, or reimbursed any illegal political gift or contribution made by any other person, to any candidate for federal, state, local or foreign public office (i) which may subject the Company to any damage or penalty in any civil, criminal or governmental litigation or proceeding under United States law or (ii) the noncontinuation of which has had or might have, individually or in the aggregate, a material adverse effect on the Company.

         3.28 Books and Records. The books and all corporate (including minute books and stock record books) and financial records of the Company that are related to the Business are complete and correct.

         3.29 Consents. Except for lapsing of the waiting period pursuant to the HSR Act, no consents are required to consummate the Acquisition and the various transactions contemplated hereby, except as described in Section 3.29 of the Disclosure Letter which sets forth a true and correct list of the identities of any Person whose consent or approval is so required and the matter, agreement or contract to which such consent relates.

         3.30    No Liquidation, Insolvency, Winding-Up.

                 (a) No order has been made, or petition presented, or resolution passed for the winding-up of the Company (other than the complete liquidation of the Company for Tax purposes) and there is not outstanding:

                         (i)      any petition or order for the winding-up of
the Company;

                        (ii) any appointment of a receiver over the whole or part of the undertaking of assets of the Company;

                       (iii) any petition or order for administration of the Company;

                        (iv) any voluntary arrangement between the Company and any of its creditors;

                         (v)      any distress or execution or other process
levied in respect of the Company which remains undischarged; or

                        (vi) any unfulfilled or unsatisfied judgment or court order against the Company.

                 (b) To the Sellers' Knowledge, there are no circumstances which would entitle any Person to present a petition for the winding-up or administration of either the Company or the Seller or to appoint a receiver over the whole or any part of the undertaking or assets of the Company.

         3.31 Disclosure. None of the representations and warranties contained in Section 3 of this Agreement and the Schedules (both as qualified by the Disclosure Letter), or any certificate furnished by Sellers to Buyer pursuant to this Agreement and the Schedules hereto, contain any untrue statement of a material fact or omit to state a material fact which would have a material adverse effect on either the Business or the Company Assets.

4.       REPRESENTATIONS AND WARRANTIES OF BUYER.

         Buyer represents and warrants to Seller that the statements contained in this Section 4 are true, correct and complete as of the date of this Agreement and, if different than the date of this Agreement, will be true, correct and complete as of the Closing Date as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4.

         4.1 Organization of Buyer. Buyer is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation or formation. Buyer is qualified to transact business as a foreign corporation in the state of California and is a foreign corporation in good standing under the laws of the state of California.

         4.2 Authority for Agreement. Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. The Board of Directors of Buyer has approved this Agreement and the transactions contemplated hereby. This Agreement constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions.

         4.3 Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Buyer is subject, or (ii) violate any provision of any charter documents or bylaws of Buyer, or (iii) violate any contract of Buyer required to be filed with the Securities and Exchange Commission pursuant to the Securities Act or Securities Exchange Act. Buyer is not required by any law to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement except for the lapsing of the waiting period pursuant to the HSR Act without commencement of any action to enjoin the transaction on the part of the Federal Trade Commission or the Department of Justice.

         4.4 Brokers' Fees. The Buyer does not have any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which either of the Sellers could become liable or obligated.

         4.5     No Liquidation, Insolvency, Winding-Up.

                 (a) No order has been made, or petition presented, or resolution passed for the winding-up of Buyer and there is not outstanding:

                         (i)      any petition or order for the winding-up of
Buyer;

                        (ii) any appointment of a receiver over the whole or part of the undertaking of assets of Buyer;

                       (iii) any petition or order for administration of Buyer;

                        (iv) any voluntary arrangement between Buyer and any of its creditors;

                         (v)      any distress or execution or other process
levied in respect of Buyer which remains undischarged; or

                        (vi) to the Knowledge of Buyer, any unfulfilled or unsatisfied judgment or court order against Buyer.

                 (b) To the Knowledge of the Buyer, there are no circumstances which would entitle any Person to present a petition for the winding-up or administration of Buyer or to appoint a receiver over the whole or any part of the undertaking or assets of Buyer.

                 (c) To the Knowledge of the Buyer, no petition has been filed, either voluntarily or involuntarily, instituting bankruptcy proceedings under United States federal or state bankruptcy laws with respect to Buyer.

         4.6     Tax Representations.

                 (a) Prior to the Closing, neither Buyer nor any member of its affiliated group as defined in Section 1504(a) of the Code will own, or has owned, nor will be deemed under Section 318 of the Code to own or have owned, any Company stock.

                 (b) Neither Buyer nor any member of its affiliated group as defined in Section 1504(a) of the Code has acquired within the twelve (12) months preceding the Closing, nor will acquire prior to the filing of an election under Section 338(g) and Section 338(h)(10) of the Code or within twelve (12) months following the Closing, any asset of the Company or a Company affiliate other than assets acquired in the ordinary course of business.

                 (c) The Acquisition is not part of any plan by Buyer or any member of its affiliated group as defined in Section 1504(a) of the Code to make other "qualified stock purchases" as defined in Section 338(d)(3) and
Section 338(h)(4)(B) of the Code, of any Company affiliate.

         4.7 Absence of Litigation. There is no claim, suit, action, arbitration, proceeding or investigation pending, or, to the knowledge of Buyer, threatened, against Buyer or any affiliate of Buyer or any of their respective assets or properties that (i) would adversely affect Buyer's ability to perform any of its obligations under this Agreement, (ii) seeks to enjoin, prevent or delay the consummation of any of the transactions contemplated by this Agreement, or (iii) might result in a material adverse effect on Buyer's financial condition or solvency.

         4.8     Investment Representations.

                 (a) Buyer is acquiring the Stock in the Acquisition for investment purposes for Buyer's own account only and not with a view to, or for resale in connection with, any unlawful "distribution" thereof within the meaning of the Securities Act. No one other than Buyer will acquire any beneficial interest in the Stock at the Closing.

                 (b) Buyer is an "accredited investor" within the meaning of Regulation D promulgated under the Securities Act. Buyer has sufficient knowledge and experience in financial and business matters necessary to evaluate and make an informed investment decision regarding the purchase of the Stock of the Company pursuant hereto and has the capacity to protect Buyer's own interests in connection with the Acquisition.

                 (c) Buyer acknowledges that the Sellers have made available to Buyer the opportunity to examine such additional documents, and to ask questions of, and receive answers from the Sellers concerning the Company, its business, financial condition, management, activities and any other information which Buyer considers relevant, important or material in making the decision to participate in the Acquisition and to purchase the Stock.

                 (d) Buyer understands the tax consequences of investing in the Stock and has not relied on Seller or Seller's counsel or auditors for any advice regarding the tax consequences of the purchase of the Stock.

                 (e) Buyer understands that the Stock to be sold to Buyer in the Acquisition has not been registered under the Securities Act and constitutes "restricted securities" within the meaning of Rule 144 promulgated under the Securities Act ("Rule 144"). Buyer is familiar with the provisions of Rule 144.

                 (f) Buyer also understands and agrees that there will be placed on the certificates evidencing the ownership of the Stock, the following (or a substantially similar) legend (in addition to any legends required by applicable state laws):

                 THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"). THESE SECURITIES MAY NOT BE OFFERED, SOLD, PLEDGED, OR TRANSFERRED UNLESS (1) A REGISTRATION STATEMENT UNDER THE SECURITIES ACT (AND CURRENT PROSPECTUS) IS IN EFFECT AS TO THE SECURITIES, OR (2) AN EXEMPTION THEREFROM IS AVAILABLE. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

5.       PRE-CLOSING COVENANTS.

         The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing:

         5.1 General. Each of the Parties will use its best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement and will promptly cooperate with and furnish information to any Party hereto necessary in connection with any legal requirements imposed upon any of them or their respective subsidiaries in connection with the consummation of the transactions contemplated by this Agreement, and will take all reasonable actions necessary to obtain (and will cooperate with the other parties hereto in obtaining) any consent, approval, order or authorization of, or any registration, declaration or filing with, any federal, state, local or foreign governmental entity or other public or private third party required to be obtained or made in connection with the Acquisition, or taking of any action contemplated by this Agreement.

         5.2 Notices and Consents. Sellers will use their best efforts to obtain any material third party consents that are required to transfer the Business to the Buyer, including, without limitation, the consents listed on
Schedule 3.29. The Sellers shall give any notices to, make any filings with, and use their best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies required in connection with consummation of the transactions contemplated by this Agreement.

         5.3 Operation of Business. Except as specifically contemplated hereby, and except for the distribution of the Assigned Assets and the assumption of the Assigned Assets Liabilities to Seller pursuant to the Distribution, Assignment and Assumption Agreement immediately prior to the Closing, and except for any actions taken to fulfill conditions to the Closing of the Acquisition or that are contemplated by this Agreement, the Company will not engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing and except as required by this Agreement, and except for the distribution of the Assigned Assets and the assumption of the Assigned Assets Liabilities to Seller pursuant to the Distribution, Assignment and Assumption Agreement immediately prior to the Closing, the Company will not: (i) declare, set aside, or pay any dividend or make any distribution with respect to its capital stock or redeem, purchase, or otherwise acquire any of its capital stock, (ii) pay any amount to any third party with respect to any Liability or obligation (including any costs and expenses the Company has incurred or may incur in connection with this Agreement and the transactions contemplated hereby, other than to the Company's accountants and legal counsel) except in the Ordinary Course of Business, except for (i) payments of fees and similar amounts to any governmental authority in connection with the transactions contemplated by this Agreement and (ii) any amounts paid to any person for any purpose that, directly or indirectly, are related to compliance with or fulfillment of any covenant, representation, warranty or condition to Closing set forth in this Agreement. Each of the Sellers shall:
(i) except with respect to the Company Agents listed on Schedule 3.21(d), use its commercially reasonable efforts to keep available to Buyer the services of the Company's other present Company Agents and independent contractors, and
(ii) preserve for the benefit of Buyer the goodwill of the Company's customers, suppliers, landlords and others having business relations with it. The Company will not engage in any practice, take any action, or enter into any transaction of the sort and for the amounts described in Section 3.9 above.

         5.4 Preservation of Business. Each of the Sellers will use their best efforts to keep the Company's business and properties intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers and customers, except that nothing in this Section will prevent the distribution of the Assigned Assets and the Assigned Assets Liabilities to Seller pursuant to the Distribution, Assignment and Assumption Agreement.

         5.5 Treatment of Company Agents. The Company shall have terminated or given notice of termination to the Company Agents listed on
Schedule 3.21(d). With respect to the Company employees to be employed by the Company or Buyer after the Closing, Buyer shall provide compensation and stock option grants to be paid to such employees in accordance with Buyer's Ordinary Course of Business as if such Company employee were an employee of Buyer.

         5.6 Full Access. Subject to the provisions of that certain Business Evaluation Agreement between Seller and Buyer dated effective as of February 21, 1997 (which shall apply, without limitation, to all "Proprietary Information" (as defined therein) of the Company), each of the Sellers will permit representatives of Buyer to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Sellers, to all premises, properties, appropriate personnel, books, records (including Tax records), contracts, and documents of or pertaining to the Company.

         5.7 Notice of Developments. Each Party will give prompt written notice to the other Party of any material adverse development causing a breach of any of its own representations and warranties in Section 3 and Section 4, as
the case may be.   No disclosure by Sellers pursuant to this Section 5.7,
however, shall be deemed to amend or supplement the Schedules or to prevent or cure any misrepresentations, breach of representation or warranty, or breach of covenant unless expressly consented to in writing by Buyer.

         5.8 No Solicitation. From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement pursuant to its terms, the Sellers will not, and will cause their respective directors, officers, employees, representatives, investment bankers, agents and affiliates not to, directly or indirectly, (i) solicit or encourage submission of any inquiries, proposals or offers by any Person, entity or group (other than Buyer and its Affiliates, agents and representatives) in connection with any Acquisition Proposal, or

(ii) participate in any discussions or negotiations with, entertain any propositions from, or disclose any information concerning the Company to, or afford any access to the properties, books or records of the Company to, or otherwise assist, facilitate or encourage, or enter into any agreement or understanding with, any Person, entity or group (other than Buyer and its affiliates, agents and representatives), in connection with any Acquisition Proposal. In addition, subject to the other provisions of this Section 5.8, from and after the date of this Agreement until the earlier of the Closing or termination of this Agreement pursuant to its terms, Sellers will not, and will cause their respective directors, officers, employees, representatives, investment bankers, agents and Affiliates not to, directly or indirectly, make or authorize any statement, recommendation or solicitation in support of any Acquisition Proposal made by any Person, entity or group (other than Buyer). Sellers will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

         5.9 Best Efforts and Further Assurances. Each of the Parties shall use its best efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to Closing under this Agreement (including resolution of any litigation prompted hereby). Each Party hereto, at the reasonable request of another Party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the transactions contemplated hereby.

6.       CONDITIONS TO OBLIGATION TO CLOSE.

         6.1 Conditions Precedent to Obligations of Buyer. The obligation of Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                 (a) Representation and Warranties. The representations and warranties set forth in Section 3 above and the Schedules (both, as qualified by the Disclosure Letter) and all permitted updates thereto, shall be true and correct in all material respects when made and shall be deemed to have been made again at and as of the Closing Date and shall then be true and correct in all material respects except for changes due to the conduct of the Business prior to Closing in the Ordinary Course of Business or in conformity with this Agreement;

                 (b) Performance by Sellers. The Sellers shall have performed and complied with all of their covenants, obligations and conditions of this Agreement required to be performed and complied with by them as of the Closing, including each of the specific covenants contained in Section 5;

                 (c) Consents. The Sellers shall have procured all of the consents, approvals or authorizations of the third parties listed on
Schedule 3.29, and the waiting
period under the HSR Act shall have elapsed without the commencement of any action to enjoin the Acquisition on the part of the Federal Trade Commission or the Department of Justice.

                 (d) Absence of Litigation. No action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction which has a likelihood of resulting in an unfavorable injunction, judgment, order, decree, ruling, or charge that would (i) prevent consummation of any of the material transactions contemplated by this Agreement, (ii) cause any of the material transactions contemplated by this Agreement to be rescinded following consummation, or (iii) affect adversely the right of Buyer to own the Stock or to operate the Business or to use any of the Company Assets (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

                 (e) Absence of Material Adverse Change. Since the date of this Agreement, there shall not have occurred any material adverse change in the condition, financial or otherwise, business, properties, assets or prospects of the Company Assets, Business, or the results of operation of the Company, except as is contemplated by the terms of this Agreement and the Distribution, Agreement and Assumption Agreement;

                 (f) Absence of Disasters. The Business and the Company Assets shall not have been materially adversely affected in any way as a result of fire, explosion, disaster, accident, labor dispute, any action by any government or governmental authority, domestic or foreign, flood, civil disturbance, or act of nature;

                 (g) Certificates. Seller shall have delivered to the Buyer a certificate to the effect that each of the conditions specified above in 6.1(a) through (f) are satisfied in all respects;

                 (h) Escrow Agent. The Escrow Agent shall have executed and delivered a counterpart of this Agreement;

                 (i) Lien Removal. Liens in the Company Assets shall have been discharged except for liens arising from: (i) Community Betterment Economic Account Loans; and (ii) Kirkwood New Industrial Training Agreements.

                 (j) All Necessary Actions. All actions to be taken by either of the Sellers in connection with the consummation of the transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Buyer.

                 (k) Trademark License Agreements. The Sellers shall have executed and delivered the Trademark License Agreements between the Company and Seller in the form of Exhibits B-1 and B-2 attached hereto.

                 (l) Distribution Agreement. The Sellers shall have executed and delivered the Distribution Agreement among Seller, the Company and Buyer in the form of Exhibit C-1 attached hereto.

                 (m) Customer Information Cross-License Agreement. The Sellers shall have executed and delivered the Customer Information Cross-License Agreement among Seller, the Company and Buyer in the form of Exhibit D attached hereto.

                 (n) Tax Business Transition Agreement. The Sellers shall have executed and delivered the Tax Business Transition Agreement among Seller, the Company and Buyer in the form of Exhibit E attached hereto.

                 (o) Tax Sharing Agreements. On or prior to the Closing Date, all arrangements or agreements, if any, for the allocation of Taxes or payment for Tax benefits with respect to a group of corporations which files a consolidated, combined or unitary Tax Return which includes the Company shall have been terminated, and neither the Seller nor Seller's Affiliates shall have any further rights or obligations thereunder, and the Company shall not have assumed the tax liability of any other person.

                 (p) Opinion of Fenwick & West LLP. The Seller shall have delivered an opinion of counsel in the form of Exhibit F attached hereto.

                 (q) Rairdin Agreement. The Company and Craig Rairdin shall have executed the Agreement attached hereto at Exhibit G.

                 (r) Section 338 Election Executed and Delivered. The Sellers shall have delivered to Buyer a signed, completed Form 8023-A, electing under Section 338(h)(10) of the Code to treat the Acquisition as a deemed asset sale pursuant to Section 2.1 of this Agreement.

         Buyer may waive any condition specified in this Section 6.1 if it executes a written waiver thereof, specifically referenced as such therein, at or prior to the Closing.

         6.2 Conditions Precedent to Obligations of the Sellers. The obligation of each of the Sellers to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

                 (a) Representations and Warranties. The representations and warranties of Buyer set forth in Section 4 above shall be true and correct when made and shall be deemed to have been made again at and as of the Closing Date and shall then be true and correct;

                 (b) Performance by Buyer. The Buyer shall have performed and complied with all of its covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Closing, including, individually, with respect to each of the specific covenants contained in Sections 5;

                 (c) Consents. The Buyer shall have procured all material governmental approvals, including lapsing of the waiting period under the HSR Act, to consummate the Acquisition;

                 (d) Absence of Litigation. No action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction which has a likelihood of resulting in an unfavorable injunction, judgment, order, decree, ruling, or charge that would (A) prevent consummation of any of the material transactions contemplated by this Agreement or (B) cause any of the material transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

                 (e) All Necessary Actions. All actions to be taken by either of the Sellers in connection with the consummation of the transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Buyer.

                 (f) Certificates. Buyer shall have delivered to the Seller a certificate to the effect that each of the conditions specified above in Section 6.2(a) through (d) are satisfied in all material respects; and

                 (g) Trademark License Agreements. The Sellers shall have executed and delivered the Trademark License Agreements between the Company and Seller in the form of Exhibits B-1 and B-2 attached hereto.

                 (h) Distribution Agreement. The Company shall have executed and delivered the Product Distribution Agreement between the Company and Seller in the form of Exhibit C-2 attached hereto.

                 (i) Customer Information Cross-License Agreement. Buyer shall have executed and delivered the Customer Cross-License Agreement among Seller, the Company and Buyer in the form of Exhibit D attached hereto.

                 (j) Tax Business Transition Agreement. Buyer shall have executed and delivered the Tax Business Transition Agreement among Seller, the Company and Buyer in the form of Exhibit E attached hereto.

                 (k) Rairdin Agreement. The Company and Craig Rairdin shall have executed the Agreement attached hereto as Exhibit G.

                 (l) Opinion of Wilson Sonsini Goodrich & Rosati. Buyer shall have delivered an opinion of counsel in the form of Exhibit H attached hereto.

                 (m) Section 338 Election Executed and Delivered. Buyer shall have delivered to Seller a signed, completed Form 8023-A, electing under
Section 338(g) and Section 338(h)(10) of the Code to treat the Acquisition as a deemed asset sale, pursuant to Section 2.1 of this Agreement.

                 (n) Escrow Agent. The Escrow Agent shall have executed and delivered a counterpart of this Agreement.

         Seller may waive any condition specified in this Section 6.2 if it executes a written waiver thereof, specifically referenced as such therein, at or prior to the Closing.

7.       ADDITIONAL AGREEMENTS.

         Buyer and Seller hereby covenant and agree with respect to certain matters as follows:

         7.1     Section 338(h)(10) Election.

                 (a) In connection with the Acquisition (i) Seller shall join with Buyer in making a timely election available under Section 338(h)(10) of the Code and any corresponding elections available under state and local tax laws (collectively, the "Election") with respect to the Acquisition, (ii) Buyer and Seller shall, as promptly as practicable following the Closing Date, cooperate with each other to take all actions necessary and appropriate (including filing such forms, returns, elections, schedules and other documents as may be required) to effect and preserve a timely Election in accordance with
Section 338 of the Code or any successor provisions (and all corresponding state and local tax laws) and (iii) Buyer and Seller shall report the Acquisition pursuant to this Agreement consistent with the Election.

                 (b) In connection with the Election, within 90 days after Closing, Buyer shall provide to Seller a schedule which sets forth the proposed allocation (the "Acquisition Allocation Schedule") of that portion of the Purchase Price paid in connection with the Stock

Purchase among the assets of the Company. Such allocations shall be made in accordance with Section 338(h)(10) of the Code and any applicable Treasury Regulations.

         7.2     Returns; Indemnification; Liability for Taxes.

                 (a) Seller shall prepare and file (or cause to be prepared and filed) on a timely basis all Tax Returns with respect to the Company for all taxable periods ending on or before the Closing Date ("Company Tax Returns") and shall pay, and shall indemnify and hold Buyer harmless against and from (i) all Taxes of the Company for all taxable years or periods which end on or before the Closing Date; (ii) all Taxes for all taxable years or periods of all members or subsidiaries of any affiliated group of which the Company is or has been a member prior to the Closing Date pertaining to the Company and arising under Treasury Regulation Section 1.1502-6 or any similar state statute; (iii) with respect to any taxable period commencing before the Closing Date and ending after the Closing Date (a "Straddle Period") all Taxes of the Company attributable to the portion of the Straddle Period prior to and including the Closing Date (the "Pre-Closing Period"); and (iv) any transfer Taxes payable by Seller pursuant to Section 2.3 of this Agreement. For purposes of this Agreement, the portion of any Tax that is attributable to the Pre-Closing Period shall be (i) in the case of a Tax that is not based on net income, gross income, premiums or gross receipts, the total amount of such Tax for the period in question multiplied by a fraction, the numerator of which is the number of days in the Pre-Closing Period, and the denominator of which is the total number of days in such Straddle Period, and (ii) in the case of a Tax that is based on any of net income, gross income, premiums or gross receipts, the Tax that would be due with respect to the Pre-Closing Period if such Pre-Closing Period were a separate taxable period, except that exemptions, allowances, deductions or credits that are calculated on an annual basis (such as the deduction for depreciation or capital allowances) shall be apportioned on a per diem basis. Notwithstanding the foregoing, any increase in property or other ad valorem Taxes associated with a change of control of the Company shall be considered attributable to the period following the Closing. For purposes hereof, all Taxes which are the subject of this Article 7 arising from the Acquisition hereof, including Taxes resulting from the Election, shall be deemed to be Taxes attributable to the Pre-Closing Period and shall be the responsibility of Seller.

                 (b) Buyer shall prepare and file (or cause to be prepared and filed) on a timely basis all Tax Returns of the Company relating to periods ending after the Closing Date and shall pay, and shall indemnify and hold Seller harmless against and from (i) all Taxes of the Company for any taxable year or period commencing after the Closing Date; (ii) all Taxes of the Company for any Straddle Period (other than Taxes attributable to the Pre-Closing Period); and (iii) and transfer Taxes payable by Buyer pursuant to Section 2.3 of this Agreement.

         7.3     Refunds and Credits.

                 (a) All refunds or credits of Taxes for or attributable to taxable years or periods of the Company ending on or before the Closing Date (or the Pre-Closing Period, in the case of a Straddle Period) shall be for the account of Seller; all other refunds or credits of Taxes, for or attributable to the Company shall be for the account of Buyer. Following the Closing, Buyer shall cause the Company to forward to Seller the amount of any such refunds (including refunds attributable to credits) due Seller pursuant to this section after receipt or realization thereof by Buyer, and Seller shall forward (or cause to be forwarded) to Buyer any refunds due to Buyer pursuant to this section after receipt or realization thereof by Seller, in each case in accordance with the provisions of subsection (b) below.

                 (b) Any payments of refunds (including refunds attributable to credits) for Taxes required to be paid under this Agreement shall be made within 10 business days of the receipt of any refund, as the case may be. Any payments not made within such time period, shall be subject to an interest charge of 10 % per annum.

         7.4 Termination of Tax Sharing Agreements. Seller hereby agrees and covenants that there are and will be no obligations of or to the Company pursuant to any tax sharing agreement or any similar arrangement in effect at any time on or before the Closing Date, and any further obligations that might otherwise have existed thereunder shall be extinguished as of the Closing Date.

         7.5 Conduct of Audits and Other Procedural Matters. Each party shall, at its own expense, control any audit or examination by any Tax Authority, and have the right to initiate any claim for refund or amended return, and contest, resolve and defend against any assessment, notice of deficiency or other adjustment or proposed adjustment of Taxes ("Proceedings") for any taxable period for which that party is charged with payment or indemnification responsibility under this Agreement. Each party shall promptly forward to the other in accordance with Section 10.7 all written notifications and other written communications, including if available the original envelope showing any postmark, from any Tax Authority received by such party or its affiliates relating to any liability for Taxes for any taxable period for which such other party or any of its affiliates is charged with payment or indemnification responsibility under this Agreement and each indemnifying party shall promptly notify, and consult with, each indemnified party as to any action it proposes to take with respect to any liability for Taxes for which it is required to indemnify another party and shall not enter into any closing agreement or final settlement with any Tax Authority with respect to any such liability without the written consent of the indemnified parties, which consent shall not be unreasonably withheld. In the case of any Proceedings relating to any Straddle Period, Buyer shall control such Proceedings and shall consult in good faith with Seller as to the conduct of such Proceedings. Seller shall reimburse Buyer for such portion of the costs, including legal costs, of conducting such Proceedings as is represented by the portion of the Tax with respect to such Straddle Period for which Seller is liable pursuant to this Agreement. Each party shall, at the expense of the requesting party, execute or cause to be executed any powers of attorney or other documents reasonably requested by such requesting party to enable it to take any and all actions such party reasonably requests with respect to any Proceedings which the requesting party controls. The failure by a party to provide timely notice under this subsection shall relieve the other party from its indemnification obligations under Section 7.2 with respect to the subject matter of any notification not timely forwarded, to the extent the other party has suffered a loss or other economic detriment because of such failure to provide notification in a timely fashion.

         7.6 Access to Records following the Closing. Until the expiration of the applicable statutes of limitations for Tax matters, Buyer and Seller agree that so long as any books, records and files of the Company retained by Seller or the books records and files delivered to the control of Buyer pursuant to this Agreement, to the extent they relate to the operations of the Company prior to the Closing Date, remain in existence and available, each Party (at its expense) shall have the right upon prior notice to make reasonable inspection and copies of the same at any time during business hours for any proper purpose. Buyer and Seller shall use reasonable efforts not to destroy or allow the destruction of any such books, records and files without first offering in writing to deliver them to the other.

         7.7 Confidentiality. The Parties acknowledge that Buyer and Sellers have previously executed the Confidentiality Agreement, which Confidentiality Agreement shall continue in full force and effect in accordance with its terms.

         7.8 Reimbursement of Excess Lease Capacity. The parties agree that Buyer requires only approximately fifty percent (50%) of the Company's administrative facility at One Parsons Drive and that the balance of such facility would be "excess space." Therefore, Seller agrees to reimburse Buyer for the Continuing Lease Obligation after the Closing.

         7.9 Payment of Company Liabilities. Buyer hereby covenants and agrees with Seller that, at all times on and after the Closing, Buyer will cause the Company to promptly pay (or will itself promptly pay) or perform when due any and all Disclosed Liabilities (as defined below). As used herein, the term "Disclosed Liabilities" means all Liabilities of the Company to any vendors, lessors and/or any other creditors that (i) existed at, or were incurred or arose on or prior to, the time and date of the Closing; and (ii) either (A) are reflected in the Most Recent Balance Sheet, (B) arise in the Ordinary Course of Business of the Company after the date of the Most Recent Balance Sheet or (C) arise under the terms of any agreement, contract or other commitment of the Company that is disclosed in either the Disclosure Letter or the Schedules. By way of illustration, but not limitation, the Disclosed Liabilities include, but are not limited to, any obligations for the payment of rent under leases, obligations for the payment of royalties or other payments due under licenses, and the Distributor Guarantees (as defined below). Notwithstanding the foregoing, "Disclosed Liabilities" will not include (i) the Assumed Liabilities (ii) the Assumed Assets Liabilities or (iii) any other Liabilities for which Seller is obligated to indemnify Buyer under the provisions of Section 8 of this Agreement.

         7.10    Distributor Guarantees.  Buyer acknowledges that, pursuant to
(i) a letter to Ingram Micro dated July 19, 1995 that Seller has previously provided to Buyer, and (ii) a letter to Tech Data Corporation dated December 4, 1996 that Seller has provided to Buyer (such letters being hereinafter referred to as the "Distributor Guarantees"), Seller has guaranteed certain obligations of the Company to Ingram Micro and Tech Data Corporation. Buyer hereby covenants and agrees with Seller to assume and cause to be paid when due, any and all Liabilities of Seller arising under the Distributor Guarantees. Nothing herein shall prevent Buyer from seeking or obtaining a release of all liability under one or both of the Distributor Guarantees, provided that any such release includes a full release of Seller and its Affiliates from any Liabilities under the Distributor Guarantee being released.

         7.11 Kirkwood Obligations. Buyer acknowledges that the Company is party to six Industrial New Jobs Training Agreements with Kirkwood Community College ("Kirkwood") dated as of various dates between June 1990 and September 1996 (collectively, the "Kirkwood Agreements"). The parties acknowledge and agree that as of the Closing Date certain unused funds may be made available to the Company for its use pursuant to the Kirkwood Agreements. Buyer and the Company hereby covenant and agree with Seller that Buyer and the Company shall not request, take, receive, utilize or spend any funds whatsoever that may be available for disbursement to or use by the Company or Buyer pursuant to any of the Kirkwood Agreements for any purpose whatsoever (including without limitation the training of Company employees), except to the extent that such amounts are accounts receivable of the Company at the Closing.

         7.12    Non-Solicitation of Company Employees.  For a period of one
(1) year beginning on the Closing Date, neither Seller nor any of Seller's directors, officers, employees or Affiliates who are acting in such capacity on behalf of Seller or any of its Affiliates, shall, without Buyer's prior written consent, solicit, encourage or otherwise take any action intended to induce any individual who is then an employee of the Company to terminate his or her employment with the Company; provided however, that nothing herein will prevent Seller or any of its Affiliates from hiring any employee of the Company who, without any solicitation, encouragement or inducement by Seller or any of its directors, officers, employees or Affiliates, independently applies for employment with Seller or any of its Affiliates.

8.       SURVIVAL OF REPRESENTATIONS, WARRANTIES, AND INDEMNIFICATION.

         8.1 Certain Defined Terms. For purposes of this Agreement, the following terms shall have the meanings set forth below:

         "Assumed Liabilities" shall mean (i) the Assigned Assets Liabilities assumed by Seller pursuant to the Distribution, Assignment and Assumption Agreement and (ii) those Liabilities set forth on Schedule 2.1(b)-2 and assumed by Seller directly pursuant to the terms of this Agreement.

         "Basis" shall mean any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could reasonably form the basis for any specified consequence.

         "Breach" and "Breaches" mean:

                         (i)      with respect to a "Breach" by Seller, (a) the
failure of any representation or warranty of Seller contained in Section 3 of this Agreement, as qualified by the Disclosure Letter, to be true or correct on and as of the Closing Date, (b) any breach by Seller of any of Seller's covenants in this Agreement (including, without limitation, the failure to promptly pay any of the Assumed Liabilities), excluding a breach of the covenants contained in Sections 5.1 (General), 5.2 (Notices and Consents), 5.4 (Preservation of Business), 5.6 (Full Access), 5.8 (No Solicitation), 5.9 (Best Efforts and Further Assurances), 7.7 (Confidentiality), or 7.12 (Non-Solicitation of Company Employees), (c) any breach by the Company of any of the Company's covenants in this Agreement if such covenant was to be performed by the Company prior to the Closing except the covenants contained in Sections 5.1 (General), 5.2 (Notices and Consents), 5.4 (Preservation of Business), 5.6 (Full Access), 5.8 (No Solicitation), 5.9 (Best Efforts and Further Assurances), or 7.7 (Confidentiality), (d) a breach by Seller of any of Seller's representations, warranties or covenants in the Distribution, Assignment and Assumption Agreement, or (e) the failure by Seller (except to the extent permitted under this Agreement or as may be waived in writing by Buyer) to assume control of, and pay both its and Buyer's reasonable costs of the defense and settlement of, any actual or overtly threatened action, suit, claim or proceeding brought by a third party based on any allegation or allegations which, if true, would constitute a failure or breach described in subclause (a), (b), (c), or (d) of this subparagraph (i); and

                        (ii) with respect to a "Breach" by Buyer: (a) the failure of any representation or warranty of Buyer contained in Section 4 of this Agreement to be true or correct on and as of the Closing Date; (b) any breach by Buyer of any of Buyer's covenants in this Agreement, excluding a breach of the covenants contained in Sections 5.1 (General), 5.7 (Notice of Developments), 5.9 (Best Efforts and Further Assurances) and 7.7 (Confidentiality); (c) any breach by the Company of any of the Company's covenants in this Agreement if such covenant is to be performed by the Company after the Closing, except the covenant contained in Section 7.7 (Confidentiality), or (d) the failure by Buyer or (following the Closing) the Company (except to the extent permitted under this Agreement or as may be waived in writing by Seller) to assume control of, and pay both their and Seller's reasonable costs of the defense and settlement of, any actual or overtly threatened action, suit, claim or proceeding by a third party based on any allegation or allegations which, if true, would constitute a failure or breach described in subclause (a), (b) or (c) of this subparagraph (ii).

         "Continuing Lease Obligation" shall have the meaning set forth in
Section 1 above.

         "Disclosed Liabilities" shall have the meaning set forth in Section
7.9 above.

         "Escrow Account" shall have the meaning set forth in Section 2.2(b) above.

         "Escrow Agent" shall have the meaning set forth in Section 1 above.

         "Escrow Amount" shall have the meaning set forth in Section 2.2(b) above.

         "Escrow Period" shall mean the period of time beginning on the Closing Date and ending at 11:00 p.m. Pacific Time on the date eighteen (18) months after the Closing Date.

         "Extended Buyer Claim" shall mean any claim by Buyer for indemnification from Seller in accordance with the provisions of this Section 8 that is: (i) based upon a Breach of: (A) any of Seller's covenants under
Section 2.3 (Tax), (B) any of Seller's representations and warranties under
Section 3.12 (Taxes) or Section 3.23 (Environment, Health and Safety); or (C) any one or more of Seller's covenants under Section 7.1 (Section 338(h)(10) Election), Section 7.2 (Returns; Indemnification; Liability for Taxes), Section
7.3 (Refunds and Credits), Section 7.4 (Termination of Tax Sharing Agreements),
Section 7.5 (Conduct of Audits and Other Procedural Matters), or Section 7.8 (Reimbursement of Excess Lease Capacity); or (ii) a claim for indemnification by Buyer with respect to Seller's failure to pay any (or any portion) of the Assumed Liabilities.

         "Extended Seller Claim" shall mean any claim by Seller for indemnification from Buyer in accordance with the provisions of this Section 8 that is based upon a Breach of (i) any of Buyer's representations under Section
4.6 (Tax Representations) or Section 4.8 (Investment Representations), or (ii) a Breach of any one or more of Buyer's covenants under Section 7.1 (Section 338(h)(10) Election), Section 7.2 (Returns; Indemnification; Liability for Taxes), Section 7.3 (Refunds and Credits), Section 7.5 (Conduct of Audits and Other Procedural Matters), Section 7.9 (Payment of Company Liabilities),
Section 7.10 (Distributor Guarantees) or Section 7.11 (Kirkwood Obligations).

         "Liability" shall mean any liability or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

         "Loss" and "Losses" shall mean Liabilities, obligations, judgments, damages, deficiencies, assessments, Taxes, losses, fines, penalties, expenses, fees, costs, amounts paid (including reasonable attorneys' and expert witness fees and disbursements in connection with investigating, defending or settling any action or threatened action); provided, however, that the amount of any Loss shall be reduced by the amount of any insurance proceeds actually received by the Person entitled to receive indemnification under this Agreement in respect of such Loss.

         "Officer's Indemnification Certificate" shall mean a duly authorized and executed certificate of Seller or Buyer, as applicable, which (i) states that such Party (or the Company) has paid or has made a reasonable, good faith determination that it will have to pay Loss(es) and (ii) specifies in reasonable detail the individual items of Loss(es) included in the amount so stated, (iii) states the date each such item was paid or reasonably determined to be paid and the basis for such determination, and (iv) states the representation, warranty or covenant to which such alleged item of Loss is related and the factual basis on which such Party asserts that it is entitled to indemnification for such asserted Loss(es) under this Agreement.

         8.2 Survival of Representations and Warranties. All of the representations, warranties and covenants of the Seller and Buyer contained herein or in any document certificate or other instrument required to be delivered hereunder shall survive the Closing Date and continue in full force and effect until the expiration of the Escrow Period, on which date all such warranties, representations and covenants shall expire; except that notwithstanding the foregoing, all warranties, representations and covenants relating to the Extended Buyer Claims and the Extended Seller Claims shall survive until the expiration of the applicable legal statute of limitations underlying such claim, provided however, that (i) the Extended Buyer Claims relating to indemnification for Seller's failure to pay any (or a portion) of the Assumed Liabilities and (ii) the Extended Seller's Claims relating to indemnification for a Breach by Buyer of Sections 7.9 (Payment of Company Liabilities), 7.10 (Distributors Guarantees) and 7.11 (Kirkwood Obligations), shall survive indefinitely.

         8.3     Indemnity by Seller.

                 (a) Subject to the terms and conditions of this Agreement, Seller hereby agrees to indemnify, defend and hold harmless Buyer and Buyer's directors, officers and Affiliates (which includes the Company, and its officers, directors and Affiliates after the Closing) against and in respect of all Loss(es) incurred or reasonably determined in good faith by Buyer to be incurred by Buyer, or its directors, officers and affiliates, or asserted against them to the extent that such Loss(es) arises from (i) a Breach by Seller, or (ii) Seller's failure to pay any (or a portion) of the Assumed Liabilities; provided that Buyer delivers to Seller an Officer's Indemnification Certificate of Buyer asserting Buyer's claim for indemnification for such actual or reasonably expected Loss(es) on or before the applicable deadline for asserting such claim for indemnification under
Section 8.3(c) below.

                 (b) In the event of a pending or threatened action that includes asserted claims which, if assumed to be true, would entitle Buyer or any of its directors, officers or Affiliates to indemnification under Section 8.3(a), Buyer shall give prompt written notice of such action or actions to Seller, and Seller shall be entitled to control the defense and negotiation, if any, regarding settlement of such action or actions, at Seller's expense (including the cost of any such settlement itself), and Buyer shall cooperate with Seller, at Seller's expense, in the compromise or defense of any such action or actions, provided that, in such event, (i) neither Buyer nor any director, officer or Affiliate of Buyer shall agree to or enter into any settlement of such action or actions without Seller's prior written consent, which consent shall not be unreasonably withheld, and/or (ii) Seller shall not agree to or enter into any settlement that requires cessation of Buyer's use or other similar restrictions on use of, any of the Company Assets (other than the Assigned Assets) without the written consent of Buyer.

                 (c) In order for Buyer, Buyer's directors, officers or Affiliates to be indemnified in accordance with Section 8.3(a) above, any claim for indemnification made by Buyer or any of Buyer's directors, officers and Affiliates under this Agreement must be set forth in an Officer's Indemnification Certificate of Buyer that is delivered to Seller, and if such Officer's Indemnification Certificate is delivered to Seller prior to the expiration of the Escrow Period, it must also be delivered to the Escrow Agent prior to the expiration of the Escrow Period. (The Parties agree that there is no limit on the dollar amount of indemnification to which Buyer may become entitled to pursuant to this Section 8.3.) No claim for indemnification (i) that is not an Extended Buyer Claim may be made, raised or asserted in any manner by Buyer or any director, officer or Affiliate of Buyer, or any of their permitted successors or assigns unless such claim for indemnification hereunder is set forth in an Officer's Indemnification Certificate of Buyer that is delivered to Seller and the Escrow Agent prior to the expiration of the Escrow Period, (ii) that is an Extended Buyer Claim (except as set forth in the following item (iii)) may be made, raised or asserted in any manner by Buyer or any director, officer or Affiliate of Buyer, or any of their permitted successors or assigns, unless such claim for indemnification hereunder is set forth in an Officer's Indemnification Certificate of Buyer that is delivered to Seller prior to the expiration of the applicable legal statute of limitations regarding such Extended Buyer Claim, except that (iii) to the extent that a claim for indemnification is an Extended Buyer Claim related to the Assumed Liabilities it may be brought at any time.

                 (d) Except for any rights of specific performance under applicable law, the rights of indemnification afforded to Buyer and its directors, officers and Affiliates under the foregoing provisions of this
Section 8.3 shall constitute the sole and exclusive right and remedy of Buyer and its directors, officers and Affiliates with respect to (i) any Breach by Seller or (ii) any claim, suit or action relating to the Assumed Liabilities or any portion thereof.

                 (e) Notwithstanding anything herein to the contrary, neither Buyer nor any of its directors, officers or Affiliates shall be entitled to any indemnification of any claim from Seller under this Agreement unless and until the aggregate amount of Loss(es) for which indemnification would otherwise be available from Seller under this Section 8.3 exceeds an aggregate of Three Hundred Thousand Dollars ($300,000) (the "Seller's Basket"), after which time Buyer and its directors, officers and Affiliates will be entitled, subject to the terms and conditions of this Section 8, to recover any and all Loss with respect to which Buyer is entitled to indemnification pursuant to Section 8.3(a) above; provided, however, that (except for claims for indemnification relating to Section 3.23 (Environment, Health and

Safety), which shall be subject to the above provisions regarding Seller's Basket) claims for indemnification that are Extended Buyer Claims shall not be subject to the above provisions of this subsection (e) regarding Seller's Basket.

         8.4     Indemnity by Buyer.

                 (a) Subject to the terms and conditions of this Agreement, Buyer hereby agrees to indemnify, defend and hold harmless Seller, Seller's directors, officers and Affiliates and those persons who were the directors and officers of the Company immediately prior to the Closing (the "Company Directors and Officers") against and in respect of all Loss(es) incurred by or asserted against them to the extent that such Loss(es) arises from a Breach by Buyer as provided in Section 8.1.

                 (b) In the event of a pending or threatened action that includes asserted claims which, if assumed to be true, would entitle Seller or any of its directors, officers or Affiliates or any of the Company Directors and Officers to indemnification under Section 8.4(a), Seller shall give prompt written notice of such action or actions to Buyer, and Buyer shall be entitled to control the defense and negotiation, if any, regarding settlement of such action or actions, at Buyer's expense (including the cost of any such settlement itself), and Seller shall cooperate with Buyer, at Buyer's expense, in the compromise or defense of any such action or actions, provided that, in such event, (i) neither Seller nor any director, officer or Affiliate of Seller shall agree to or enter into any settlement of such action or actions without Buyer's prior written consent, which consent shall not be unreasonably withheld, and/or (ii) Buyer shall not agree to or enter into any settlement that requires cessation of Seller's use or other similar restrictions on use of any of the Assigned Assets without the written consent of Seller.

                 (c) In order for Seller, Seller's directors, officers or affiliates or the Company Directors and Officers to be indemnified in accordance with Section 8.4(a) above, any claim for indemnification made by Seller, any of Seller's directors, officers and Affiliates or any of the Company Directors or Officers under this Agreement must be set forth in an Officer's Indemnification Certificate of Seller that is delivered to Buyer. No claim for indemnification: (i) that is not an Extended Seller Claim may be made, raised or asserted in any manner by Seller, any director, officer or Affiliate of Seller, any of the Company Directors or Officers or any of their permitted successors or assigns, unless such claim for indemnification is set forth in an Officer's Indemnification Certificate that is delivered to Buyer prior to termination of the Escrow Period; (ii) that is an Extended Seller Claim (except as set forth in the following item (iii)) may be made, raised or asserted in any manner by Seller, any director, officer or Affiliate of Seller, any of the Company Directors or Officers or any of their permitted successors or assigns, unless such claim for indemnification hereunder is set forth in an Officer's Indemnification Certificate of Seller that is delivered to Buyer prior to the expiration of the applicable legal statute of limitations regarding such Extended Seller Claim, except that (iii) a claim for indemnification that is an Extended Seller

Claim related to Section 7.9 (Payment of Company Liabilities), 7.10 (Distributor Guarantees) or 7.11 (Kirkwood Obligations) may be brought at any time.

                 (d) Except for any rights of specific performance under applicable law, the rights of indemnification afforded to Seller, Seller's directors, officers and Affiliates or any of the Company Directors and Officers under the foregoing provisions of this Section 8.4 shall constitute the sole and exclusive right and remedy of Seller and its directors, officers and Affiliates and the Company Directors and Officers with respect to any Breach by Buyer.

                 (e) Notwithstanding anything herein to the contrary, neither Seller nor any of its directors, officers or Affiliates nor any of the Company Directors or Officers shall be entitled to any indemnification of any claim from Buyer under this Agreement unless and until the aggregate amount of Loss(es) for which indemnification would otherwise be available from Buyer under this Section 8.4 exceeds an aggregate of Three Hundred Thousand Dollars ($300,000) (the "Buyer's Basket"), whereupon Seller and its directors, officers and Affiliates and the Company Directors and Officers will be entitled to recover any and all Loss(es) with respect to which Seller is entitled to indemnification pursuant to Section 8.4(a) above; provided, however, that claims for indemnification that are Extended Seller Claims shall not be subject to the above provisions of this subsection (e) regarding Buyer's Basket.

         8.5 Escrow Period; Distribution upon Termination of Escrow Period. Subject to the following requirements, the Escrow Account shall be in existence immediately following the Closing and shall terminate at the conclusion of the Escrow Period whereupon, subject to the immediately following provision, all funds in the Escrow Account shall immediately be delivered to Seller; provided however, that if at the conclusion of the Escrow Period there is pending an unresolved bona fide claim by Buyer for indemnification under Section 8.3(a) which claim was brought in an Officer's Indemnification Certificate of Buyer that was delivered to Seller and the Escrow Agent prior to the expiration of the Escrow Period in accordance with this Section 8, then a portion of the Escrow Amount equal to the amount of Loss claimed in good faith by Buyer in such Officer's Indemnification Certificate shall remain in the Escrow Account until such indemnification claim of Buyer has been satisfied or resolved in accordance with the provisions of this Section 8. Notwithstanding the foregoing, any funds, including interest thereon, in the Escrow Account which are not the subject of a pending indemnification claim for Loss at the end of the Escrow Period shall be paid to Seller immediately upon expiration of the Escrow Period. After the expiration of the Escrow Period, as soon as all pending claims have been resolved, the Escrow Agent shall deliver to Seller the remaining portion of the Escrow Account not required to satisfy outstanding claims for Losses.

         8.6     Protection of Escrow Account.

                 (a) The Escrow Agent shall hold and safeguard the Escrow Account during the Escrow Period, shall treat such fund as a trust fund in accordance with the terms of this Agreement and not as the property of Buyer and shall hold and dispose of the Escrow Account only in accordance with the terms of this Section 8.

                 (b) The Escrow Account shall be invested in U.S. Treasury bills with maturities of not more than thirty (30) days and any interest paid on the Escrow Account shall be added to the Escrow Account and deemed part thereof. Seller shall be liable for any Taxes with respect to income earned on the Escrow Account and Buyer will direct the Escrow Agent to promptly release from the Escrow Account to Seller, upon Seller's request an amount sufficient to pay such Taxes when due.

         8.7     Making of Claims.

                 (a) Buyer may not make any claim for indemnification hereunder unless Buyer first delivers to Seller and (if such claim is made within the Escrow Period) to the Escrow Agent, an Officer's Indemnification Certificate of Buyer asserting such claim for indemnification.

                 (b) If such Officer's Indemnification Certificate of Buyer is delivered to Seller and the Escrow Agent prior to expiration of the Escrow Period, then the provisions of Section 8.8 shall apply to such claim for indemnification.

                 (c) If such Officer's Indemnification Certificate of Buyer is delivered to Seller after expiration of the Escrow Period, then Seller shall have thirty (30) days after Seller's receipt of such Officer's Indemnification Certificate to object to the indemnification claims set forth in such Officer's Indemnification Certificate. If Seller does not object to such indemnification claim or claims in a written statement and deliver such written statement of objection to Buyer within such thirty (30) day period, then Seller shall deliver to Buyer, as promptly as practicable, an amount equal to the Loss(es) claimed by Buyer in such Officer's Indemnification Certificate.

         8.8 Objections to Claims During Escrow Period. At the time of delivery of any Officer's Indemnification Certificate to the Escrow Agent, a duplicate copy of such Officer's Indemnification Certificate shall concurrently be delivered to Seller by Buyer, and for a period of thirty (30) days after delivery of such Officer's Indemnification Certificate to Seller, the Escrow Agent shall make no delivery of all or any portion of the Escrow Amount unless the Escrow Agent shall have received written authorization from Seller to make such a delivery. After expiration of such thirty (30) day period, the Escrow Agent shall, subject to the provisions of Sections 8.3 and 8.7, make delivery to Buyer of cash from the Escrow Account equal to the amount of such Loss(es) claimed in such Officer's Indemnification Certificate of Buyer; provided however, that no such payment or delivery may be made by Escrow Agent if Seller objects in a written statement to a claim in Buyer's Officer's

Indemnification Certificate, and such objecting statement of Seller is delivered to the Escrow Agent and Buyer prior to the expiration of such thirty
(30) day period.

         8.9     Resolution of Conflicts; Arbitration.

                 (a) In case Seller shall so object in writing to any claim or claims made in any Officer's Indemnification Certificate, Seller and Buyer shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If Seller and Buyer should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and, if such claims were made by Buyer and were set forth in an Officer's Indemnification Certificate of Buyer that was delivered to both Seller and the Escrow Agent prior to expiration of the Escrow Period such memorandum shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and shall distribute cash from the Escrow Account in accordance with the terms thereof.

                 (b) If no such agreement of Buyer and Seller can be reached after good faith negotiation, either the Buyer or Seller may demand arbitration of the matter in accordance with this Agreement unless the amount of the Loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both Parties agree to arbitration, whichever is earlier; and in either such event the matter shall be settled by arbitration conducted by a single arbitrator acceptable to both Buyer and Seller in accordance with the commercial arbitration rules of the American Arbitration Association as modified by this Agreement. The arbitrator shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgement of the arbitrator, to discover relevant information from the opposing Parties about the subject matter of the dispute. The arbitrator shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys fees and costs, to the extent as a court of competent law or equity, should the arbitrators determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator as to the validity and amount of any claim in such Officer's Certificate shall be binding and conclusive upon the Parties to this Agreement, and notwithstanding anything herein to the contrary, the Escrow Agent shall be entitled to act in accordance with such decision and make or withhold payments out of the Escrow Account in accordance therewith. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator.

                 (c) Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction. Any such arbitration shall be held in San Mateo County, California under the Rules of the American Arbitration Association. The arbitrator shall determine how all expenses relating to the arbitration shall be paid, including without limitation, the respective expenses of each Party.

                 (d) The foregoing arbitration provisions shall apply to any dispute arising under or relating to this Agreement, concerning the Escrow, or the indemnification obligations set forth in Sections 8.3 or 8.4.

         9.9     Escrow Agent's Duties.

                 (a) The Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth herein, and as set forth in any additional written escrow instructions which the Escrow Agent may receive after the date of this Agreement which are signed by both an officer of Buyer and Seller, and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall not be liable for any act done or omitted hereunder as Escrow Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith.

                 (b) The Escrow Agent is hereby expressly authorized to disregard any and all warnings given by any of the Parties hereto (except for objections of Seller to Buyer's claims for indemnification as set forth in
Section 8.8 above, or as described in writing and signed by an officer of Buyer and an officer of Seller) or by any other person, excepting only orders or process of courts of law, and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court. In case the Escrow Agent obeys or complies with any such order, judgment or decree of any court, the Escrow Agent shall not be liable to any of the Parties hereto or to any other person by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

                 (c) The Escrow Agent shall not be liable in any respect on account of the identity, authority or rights of the Parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder.

                 (d) The Escrow Agent shall not be liable for the expiration of any rights under any statute of limitations with respect to this Agreement or any documents deposited with the Escrow Agent.

                 (e) In performing any duties under this Agreement, the Escrow Agent shall not be liable to any party for damages, losses, or expenses, except for negligence or willful misconduct on the part of the Escrow Agent. The Escrow Agent shall not incur any such liability for (A) any act or failure to act made or omitted in good faith, or (B) any action taken or omitted in reliance upon any instrument, including any written statement of affidavit provided for in this Agreement that the Escrow Agent shall in good faith believe to be genuine, nor will the Escrow Agent be liable or responsible for forgeries, fraud, impersonations, or determining the scope of any representative authority. In addition, the

Escrow Agent may consult with legal counsel in connection with performing the Escrow Agent's duties under this Agreement and shall be fully protected in any act taken, suffered, or permitted by him/her in good faith in accordance with the advice of counsel. The Escrow Agent is not responsible for determining and verifying the authority of any person acting or purporting to act on behalf of any party to this Agreement.

                 (f) If any controversy arises between the Parties to this Agreement, or with any other party, concerning the subject matter of this Agreement, its terms or conditions, the Escrow Agent will not be required to determine the controversy or to take any action regarding it. The Escrow Agent may hold all documents and the Escrow Amount and may wait for settlement of any such controversy by final appropriate legal proceedings or other means as, in the Escrow Agent's discretion, the Escrow Agent may reasonably be required, despite what may be set forth elsewhere in this Agreement. In such event, the Escrow Agent will not be liable for damages. Furthermore, the Escrow Agent may at its option, file an action of interpleader requiring the Parties to answer and litigate any claims and rights among themselves. The Escrow Agent is authorized to deposit with the clerk of the court all documents and the Escrow Amount, except all cost, expenses, charges and reasonable attorney fees incurred by the Escrow Agent due to the interpleader action and which the Buyer and the Sellers' Agent jointly and severally agree to pay. Upon initiating such action, the Escrow Agent shall be fully released and discharged of and from all obligations and liability imposed by the terms of this Agreement.

                 (g) Buyer agrees to indemnify and hold Escrow Agent harmless against any and all losses, claims, damages, liabilities, and expenses, including reasonable costs of investigation, counsel fees, including allocated costs of in-house counsel and disbursements that may be imposed on Escrow Agent or incurred by Escrow Agent in connection with the performance of his/her duties under this Agreement, including but not limited to any litigation arising from this Agreement or involving its subject matter other than arising out of its negligence or willful misconduct.

                 (h) The Escrow Agent may resign at any time upon giving at least thirty (30) days written notice to Buyer and Seller; provided, however, that no such resignation shall become effective until the appointment by Buyer of a successor escrow agent who shall be reasonably acceptable to Seller; provided that, Buyer hereby appoints as a successor escrow agent any Person with which the Escrow Agent shall have been merged or consolidated, or to which the Escrow Agent shall have transferred a substantial amount of its escrow business, without any further action or execution of any further documentation by any of the Parties upon notice to Buyer and Seller by the Escrow Agent of such merger, consolidation or transfer. The successor escrow agent shall execute and deliver an instrument accepting such appointment and it shall, without further acts, be vested with all the estates, properties, rights, powers, and duties of the predecessor escrow agent as if originally named as Escrow Agent. Upon appointment of a successor escrow agent, the Escrow Agent shall be discharged from any further duties and liability under this Agreement.

                 (i) Fees. All fees of the Escrow Agent for performance of its duties hereunder shall be paid by Buyer. It is understood that the fees and usual charges agreed upon for services of the Escrow Agent shall be considered compensation for ordinary services as contemplated by this Agreement. In the event that the conditions of this Agreement are not promptly fulfilled, or if the Escrow Agent renders any service not provided for in this Agreement, or if the Parties request a substantial modification of its terms, or if any controversy arises, or if the Escrow Agent is made a party to, or intervenes in, any litigation pertaining to the Escrow Account or its subject matter, the Escrow Agent shall be reasonably compensated for such extraordinary services and reimbursed for all costs, attorney's fees, including allocated costs of in-house counsel, and expenses occasioned by such default, delay, controversy or litigation. Buyer promises to pay these sums upon demand.

9.       TERMINATION.

         9.1 Termination of Agreement. Certain of the Parties may terminate this Agreement prior to the Closing as provided below.

                 (a) The Parties may terminate this Agreement by mutual written consent at any time prior to the Closing.

                 (b) The Parties may terminate this Agreement if the Closing has not occurred by August 15, 1997 unless the Closing has not occurred solely because the HSR waiting period has not yet elapsed; provided that, the right to terminate this Agreement under this Section 9.1(b) shall not be available to either Party hereto if the failure to have effected the Closing on or prior to such date results primarily from such Party's (or its Affiliates') breaching any representation, warranty or covenant contained in this Agreement.

                 (c) Buyer may terminate this Agreement by giving written notice to Seller at any time prior to the Closing in the event Seller has breached any representation, warranty or covenant contained in this Agreement in any material respect, Buyer has notified Seller of the breach, and the breach has continued without cure for a period of twenty (20) days after the notice of breach or by reason of the failure of any condition precedent under
Section 6.1 hereof to have been satisfied by August 15, 1997 (unless the failure results primarily from Buyer itself breaching any representation, warranty or covenant contained in this Agreement).

                 (d) Seller may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing in the event Buyer has breached any representation, warranty or covenant contained in this Agreement in any material respect, Seller has notified Buyer of the breach, and the breach has continued without cure for a period of twenty (20) days after the notice of breach or by reason of the failure of any condition precedent under

Section 6.2 hereof (unless the failure results primarily from the Seller itself breaching any representation, warranty or covenant contained in this Agreement).

                 (e) Buyer may terminate this Agreement on or prior to the Closing Date if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated, issued or deemed applicable to the Acquisition by any governmental entity, which would: (i) prohibit the Buyer's ownership or operation of all or a material portion of the Business or the Company Assets, or (ii) compel the Buyer to dispose of all or a material portion of the Business or the Company Assets as a result of the Acquisition.

          9.2    Effect of Termination

                 Any termination of this Agreement in accordance with Section 9.1(a) or (b) above will be effective immediately and any termination of this Agreement in accordance with Section 9.1(d) or (e) will be effective immediately upon the delivery of written notice by the terminating Party to the other Parties hereto. In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect, except (i) as set forth in this Section 9.2, Section 9.3 and Article 10 (miscellaneous), each of which shall survive the termination of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

          9.3    Fees and Expenses.

                 (a) Each of Buyer and Seller will bear its own costs and expenses (including legal and accounting fees and expenses) incurred in connection with this Agreement, the Acquisition, and the transactions contemplated hereby and thereby.

10.      MISCELLANEOUS.

         10.1 Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the other Party; provided, however, that the Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will advise the other Party prior to making the disclosure).

         10.2 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

         10.3 Entire Agreement. This Agreement, the Exhibits, the Disclosure Letter and the Schedules to be delivered contemporaneously herewith and any of the documents set forth in Sections 6.1 and 6.2 constitute the entire agreement among the Parties and the Escrow Agent and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof including that certain term sheet dated May 28, 1997 between Buyer and Seller which shall terminate in its entirety upon the execution of this Agreement.

         10.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other Parties; provided, however, that after the Closing Buyer may assign any or all of its rights and interests (but not its obligations) hereunder to one or more, of its Affiliates provided no such assignment shall affect or defeat any rights of Seller hereunder or relieve Buyer of any obligation it has to Seller hereunder.

         10.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

         10.6 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         10.7 Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) upon confirmation of facsimile, (ii) when sent by overnight delivery and (iii) when mailed by registered or certified mail return receipt requested and postage prepaid at the following address:

                 If to the Sellers:        Intuit Inc.
                                           2535 Garcia Drive
                                           Mountain View, California 94043
                                           Tel: (415) 944-6656
                                           Fax: (415) 944-6622
                                           Attn:  General Counsel

                 Copy to:                  Fenwick & West, LLP
                                           Two Palo Alto Square
                                           Palo Alto, California 94306
                                           Tel: (415) 494-0600
                                           Fax: (415) 857-0361

                                           Attn:  Kenneth A. Linhares, Esq.

                 If to the Buyer:          Broderbund Software, Inc.
                                           500 Redwood Blvd.
                                           Novato, California 94948-6121
                                           Tel: (415) 382-4652
                                           Fax: (415) 382-4582
                                           Attn: Thomas L. Marcus, Esq.
                                                 Michael J. Pendergast, Esq.

                 Copy to: Wilson, Sonsini, Goodrich & Rosati Professional Corporation
                                           650 Page Mill Road
                                           Palo Alto, California 94301
                                           Tel: (415) 493-9300
                                           Fax: (415) 493-6811
                                           Attn: Tor R. Braham, Esq.

                 If to the Escrow Agent:

                            At the address set forth on the signature pages to this Agreement.

                 Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient or confirmation of delivery is obtained by the sender. Any party hereto may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

         10.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of California without giving effect to any choice or conflict of law provision or rule of any other jurisdiction whatsoever that would cause the application of the laws of any jurisdiction other than California.

         10.9 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and the Sellers. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

         10.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

         10.11 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder prior to the Closing, unless the context requires otherwise. The word "including" shall mean including without limitation. Nothing in the Schedules hereto shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the
Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. The Parties intend that each representation or warranty and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty or covenant.

SIGNATURES

         IN WITNESS WHEREOF, the Parties hereto have executed this Stock Purchase Agreement on the date first above written.


         "BUYER"

         BRODERBUND SOFTWARE, INC.

              /s/ William M. McDonaugh
         By ________________________________________________
              Name:
              Title:


         "SELLERS"

         INTUIT INC.

                /s/ Greg J. Santora
         By ________________________________________________
              Name: Greg J. Santora
              Title:


         PARSONS TECHNOLOGY, INC.

                /s/ Greg J. Santora
         By ________________________________________________
              Name: Greg J. Santora
              Title:


         "ESCROW AGENT"

              /s/ Mary Lou Fuette
         By ________________________________________________
              Mary Lou Fuette
              Trust Officer
              First Trust of California, N.A.
              Global Escrow Depositary
              Services #SANF 0527
              One California Street, 4th Floor
              San Francisco, CA 94111
              Tel: 415-273-4533
              Fax: 415-273-4593

                               TABLE OF CONTENTS

                                                                                                                    PAGE
                                                                                                                    ----
1.       DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -1-

2.       PURCHASE AND SALE TRANSACTION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -9-

         2.1     Purchase and Sale of Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -9-
         2.2     Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -10-
         2.3     Transfer Tax . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -10-
         2.4     The Closing.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -10-
         2.5     Deliveries at the Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -10-

 3.      REPRESENTATIONS AND WARRANTIES OF SELLER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -11-

         3.1     Organization of the Sellers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -11-
         3.2     Authorization of Transaction . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -12-
         3.3     Noncontravention . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -12-
         3.4     Brokers' Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -12-
         3.5     Title to Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -12-
         3.6     Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -13-
         3.7     Pro Forma Adjusted Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -13-
         3.8     Indebtedness Guarantees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -13-
         3.9     Absence of Changes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -14-
         3.10    Absence of Undisclosed Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -16-
         3.11    Legal and Other Compliance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -16-
         3.12    Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -16-
         3.13    Property, Plant and Equipment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -17-
         3.14    Intellectual Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -19-
         3.15    Inventories  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -21-
         3.16    Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -21-
         3.17    Notes and Accounts Receivable  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -23-
         3.18    Powers of Attorney . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -23-
         3.19    Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -23-
         3.20    Product Warranties; Defects; Liability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -23-
         3.21    Employees. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -24-
         3.22    Employee Benefits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -25-
         3.23    Environment, Health, and Safety. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -26-
         3.24    Affiliated Transactions. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -27-
         3.25    Government Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -27-
         3.26    Distributors, Products, and Suppliers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -27-
         3.27    No Illegal Payments, Etc . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -28-
         3.28    Books and Records  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -28-
         3.29    Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -28-
         3.30    No Liquidation, Insolvency, Winding-Up.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -28-

                               TABLE OF CONTENTS
                                  (CONTINUED)

                                                                                                                   PAGE
                                                                                                                   ----
         3.31    Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -29-

4.       REPRESENTATIONS AND WARRANTIES OF BUYER.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -29-

         4.1     Organization of Buyer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -29-
         4.2     Authority for Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -29-
         4.3     Noncontravention . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -29-
         4.4     Brokers' Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -30-
         4.5     No Liquidation, Insolvency, Winding-Up.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -30-
         4.6     Tax Representations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -30-
         4.7     Absence of Litigation.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -31-
         4.8     Investment Representations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -31-

5.       PRE-CLOSING COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -32-

         5.1     General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -32-
         5.2     Notices and Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -32-
         5.3     Operation of Business  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -32-
         5.4     Preservation of Business.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -33-
         5.5     Treatment of Company Agents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -33-
         5.6     Full Access  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -33-
         5.7     Notice of Developments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -34-
         5.8     No Solicitation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -34-
         5.9     Best Efforts and Further Assurances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -34-

6.       CONDITIONS TO OBLIGATION TO CLOSE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -34-

         6.1     Conditions Precedent to Obligations of Buyer.  . . . . . . . . . . . . . . . . . . . . . . . . . . -34-
         6.2     Conditions Precedent to Obligations of the Sellers . . . . . . . . . . . . . . . . . . . . . . . . -37-

7.       ADDITIONAL AGREEMENTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -38-

         7.1     Section 338(h)(10) Election  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -38-
         7.2     Returns; Indemnification; Liability for Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . -39-
         7.3     Refunds and Credits. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -40-
         7.4     Termination of Tax Sharing Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -40-
         7.5     Conduct of Audits and Other Procedural Matters . . . . . . . . . . . . . . . . . . . . . . . . . . -40-
         7.6     Access to Records  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -41-
         7.7     Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -41-
         7.8     Reimbursement of Excess Lease Capacity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -41-
         7.9     Payment of Company Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -41-

                               TABLE OF CONTENTS
                                  (CONTINUED)

                                                                                                                    PAGE
                                                                                                                    ----
         7.10    Distributor Guarantees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -42-
         7.11    Kirkwood Obligations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -42-
         7.12    Non-Solicitation of Company Employees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -42-

8.       SURVIVAL OF REPRESENTATIONS, WARRANTIES, AND INDEMNIFICATION.  . . . . . . . . . . . . . . . . . . . . . . -42-

         8.1     Certain Defined Terms  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -42-
         8.2     Survival of Representations and Warranties.  . . . . . . . . . . . . . . . . . . . . . . . . . . . -45-
         8.3     Indemnity by Seller  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -45-
         8.4     Indemnity by Buyer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -47-
         8.5     Escrow Period; Distribution upon Termination of Escrow Period  . . . . . . . . . . . . . . . . . . -48-
         8.6     Protection of Escrow Account . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -48-
         8.7     Making of Claims.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -49-
         8.8     Objections to Claims During Escrow Period  . . . . . . . . . . . . . . . . . . . . . . . . . . . . -49-
         8.9     Resolution of Conflicts; Arbitration . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -50-
         8.10    Escrow Agent's Duties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -51-

9.       TERMINATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -53-

         9.1     Termination of Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -53-
         9.2     Effect of Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -54-
         9.3     Fees and Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -54-

10.      MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -54-

         10.1    Press Releases and Public Announcements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -54-
         10.2    No Third Party Beneficiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -54-
         10.3    Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -54-
         10.4    Succession and Assignment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -55-
         10.5    Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -55-
         10.6    Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -55-
         10.7    Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -55-
         10.8    Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -56-
         10.9    Amendments and Waivers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -56-
         10.10   Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -56-
         10.11   Construction . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -57-

                                LIST OF EXHIBITS

Exhibit A                         Distribution, Assignment and Assumption Agreement
Exhibits B-1 and B-2              Trademark License Agreements
Exhibit C-1 and C-2               Distribution Agreements
Exhibit D                         Customer Information Cross-License Agreement
Exhibit E                         Tax Business Transition Agreement
Exhibit F                         Opinion of Fenwick & West LLP
Exhibit G                         Rairdin Agreement
Exhibit H                         Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation